Exhibit 2.1

Asset Purchase Agreement

Leadtec Systems Australia Pty Ltd

Advanced Barcode Solutions Pty Ltd

Scott Needham

Leading Technology Group Pty Ltd

SPS Commerce Australia Pty Ltd

SPS Commerce, Inc

i	Asset Purchase Agreement EXECUTION VERSION

Clause
Number	Heading	Page

1	Definitions and Interpretation	1

2	Sale and purchase of Assets	19

3	Payment of Purchase Price	21

4	Escrow Account for Escrowed Shares	21

5	Completion	24

6	Completion Accounts	26

7	Employees	28

8	Superannuation	31

9	Liabilities	31

10	Post-Completion payments for Recurring Customer terminations	32

11	Accounts Receivable	34

12	Property Lease	35

13	Contracts	36

14	Escrowed Shares	37

15	Post Completion matters	39

16	Goods and Services Tax	40

17	Warranties and indemnity	41

18	Vendor Guarantee and indemnity	43

19	Purchaser Warranties	46

20	Purchaser Guarantee and indemnity	47

21	Non-compete	50

22	Limitations on Liability	52

23	Confidentiality and announcements	56

24	Notices	56

25	General Provisions	59

	Schedule 1
	Warranties

	Schedule 2
	Completion Accounts

ii	Asset Purchase Agreement EXECUTION VERSION

Schedule 3
Business Names and Intellectual Property Rights and Computer Software

Schedule 4
Leasehold Property and Property Lease

Schedule 5
Employees

Schedule 6
Accounts

Schedule 7
VAN Contracts

Schedule 8
Plant and Equipment

Schedule 9
IFRS Accounts

Annexure 1
Escrow Agreement

Annexure 2
Deed of Assignment of Intellectual Property

Annexure 3
Employment Letter

Annexure 4
Sub-lease and Licence

iii	Asset Purchase Agreement EXECUTION VERSION

Date	2014

Parties

Leadtec Systems Australia Pty Ltd (ABN 52 007 455 601) of Level 9, 636 St Kilda Road, Melbourne, Victoria, 3004 (“LSA”)

Advanced Barcode Solutions Pty Ltd (ABN 31 053 543 329) of Level 9, 636 St Kilda Road, Melbourne, Victoria, 3004

(each a “Vendor” and together, the “Vendors”)

SPS Commerce Australia Pty Ltd (ACN 151 021 779) of Level 17, 383 Kent Street, Sydney, New South Wales, 2000 (“SPS Australia”)

SPS Commerce, Inc of 333 South Seventh Street, Suite 1000, Minneapolis, MN 55402, USA (“SPS Commerce” or “Purchaser Guarantor”, as applicable)

(each a “Purchaser” and together, the “Purchasers”)

Scott Needham of 12 Tennyson Street, Kew, Victoria, 3101

Leading Technology Group Pty Ltd (ABN 34 152 056 347) of Level 9, 636 St Kilda Road, Melbourne, Victoria, 3004 (“LTG”)

(each a “Vendor Guarantor” and together, the “Vendor Guarantors”)

Recitals

A	The Vendors carry on the Business and own the Assets.

B	The Vendors wish to sell, convey, transfer and assign, and the Purchasers wish to purchase the Assets, on the following terms and conditions.

C	The Vendor Guarantors wish to guarantee all of the Vendors’ obligations under or in connection with this Agreement.

D	The Purchaser Guarantor wishes to guarantee all of the Purchasers’ obligations under or in connection with this Agreement.

Operative provisions

1	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires:

1	Asset Purchase Agreement EXECUTION VERSION

Accounting Standards means:

(a)	the accounting standards approved for the purposes of the Corporations Act;

(b)	the requirements of the Corporations Act for the preparation and content of financial statements, directors’ reports and auditor’s reports; and

(c)	the accounting standards applicable to LSA, being the generally accepted and consistently applied accounting principles, policies, practices and procedures in Australia.

Accounts means:

(a)	the statement of financial performance for the period of 1 July 2012 ending on 30 June 2013 and the period of 1 July 2013 ending on the Accounts Date;

(b)	the statement of financial position as at 1 July 2012 ending on 30 June 2013 and the period of 1 July 2013 ending on the Accounts Date;

(c)	the monthly reviewed balance sheet, and profit and loss accounts of the Business for each of the monthly periods from 1 July 2014 to 30 September 2014 (inclusive);

(d)	all statements, reports and notes attached to or intended to be read with the statement of performance, statement of financial position or statement of cash flows; and

(e)	all directors’ declarations about those financial statements.

Accounts Date means 30 June 2014.

Accounts Receivable means all trade debts and other rights to payment arising from the operation of the Business before the Completion Date (whether or not invoiced before the Completion Date and whether or not due and payable before, on or after the Completion Date), but not paid by the Completion Date.

Adjustment Date means the date that is three Business Days after the date on which the Final Completion Accounts are final and binding on the parties.

Agreement means this asset purchase agreement.

Assets means the property and assets owned or used by the Vendors in the Business as at Completion including:

(a)	the Goodwill;

(b)	the Accounts Receivable;

(c)	the Plant and Equipment;

(d)	the Intellectual Property Rights;

(e)	the Computer Software;

(f)	all of the interest of the Vendors under or arising out of the Contracts;

(g)	the Property Lease;

(h)	the Books and Records;

2	Asset Purchase Agreement EXECUTION VERSION

(i)	the Licences held by the Vendors, to the extent that they may be transferred to SPS Commerce;

and excluding the Excluded Assets.

Assume means, in respect of an Assumed Liability that the Purchasers must assume, pay, carry out, perform, observe, complete and comply with, each and every obligation and Liability constituting the Assumed Liabilities in accordance with the terms and conditions applying to each of those obligations and Liabilities as if each and every one of those obligations and Liabilities were the obligation and Liability of the Purchaser.

Assumed Liabilities means the liabilities relating to or arising exclusively out of the operation of the Business or ownership or use of the Assets which are listed in the Final Completion Accounts including:

(a)	Debt;

(b)	the Employee Entitlements Amount transferred for the benefit of Transferring Employees under their employment with, and Assumed by SPS Australia under clauses 7.7 and 7.8;

(c)	trade creditors and other payables of the Vendors in relation to the Business or the Assets as at the Completion Date, to the extent they are included in the calculation of Working Capital.

AUD means Australian dollar, the lawful currency of Australia.

AUD to USD Exchange Rate means the closing mid rate as quoted by the Reserve Bank of Australia on 8 October 2014 (Melbourne, Australia time).

Authorisation means:

(a)	any authorisation, approval, licence, permit, consent, qualification, accreditation, filing, registration, certificate, resolution, direction, declaration, or exemption and any renewal or variation of them; and

(b)	for anything which a Government Agency may prohibit or restrict within a specified period after it is notified, the expiry of that period without intervention or action by that Government Agency.

Books and Records means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material, in the possession or control of the Vendors, about or used in connection with the Business, the Assets and/or the Transferring Employees including all:

(a)	documents of title for the Assets;

(b)	marketing, promotional and sales materials, research and information;

(c)	terms and conditions of sale, price lists and business forms;

(d)	records and information about suppliers to and customers of the Business;

(e)	instructional material;

(f)	operational and financial records;

(g)	the Retained Books and Records;

3	Asset Purchase Agreement EXECUTION VERSION

(h)	environmental assessments, reports and audits; and

(i)	employment records.

Business means all products and services offered, performed, or provided by LSA as at Completion, including the business carried on by LSA of supplying specialised EDI messaging, catalogue synchronisation, analytics, scan packing/logistics and VAN services.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Victoria, Australia.

Business Names means any business name or trade name (other than a Trade Mark) under which the Business or any part of it is carried on as at Completion, as set out in Part A of Schedule 3.

Cash means any cash on hand or credited to an account with a bank or other financial institution and cash equivalents (as that term is defined in the Accounting Standards) to which the Vendors are beneficially entitled.

Claim means any claim, cost (including legal costs on a solicitor and client basis), damages, debt, expense, Tax, Liability, loss, obligation, allegation, suit, action, demand, cause of action, proceeding or judgment of any kind however calculated or caused, and whether direct or indirect, consequential, incidental or economic.

Collection Period means the period of 12 months from the Completion Date.

Company Names means all names of companies connected or associated with the Business.

Completion means completion of the sale and purchase of the Assets under clause 5 of this Agreement.

Completion Accounts means the Working Capital statement of the Business as at the Effective Time and the Debt statement of the Business as at the Effective Time prepared in accordance with Schedule 2.

Completion Accounts Principles means the principles, policies and procedures set out in Part A of Schedule 2.

Completion Date means the date of this Agreement.

Completion Payment Amount means AUD14,600,000, minus the Deposit.

Computer Software means all originals and copies of all computer software (together with all related source code, object code, manuals and documentation) used in connection with the Business, where the IP Rights in such computer software are owned by the Vendors.

Confidential Information means all:

(a)	know-how, Trade Secrets, ideas, concepts, technical and operational information, arising or used by the Vendors;

(b)	information concerning the affairs or property of the Business or any business, property or transaction in which the Business may be or may have been concerned or interested;

(c)	details of the customers or suppliers to the Business;

(d)	information about the terms of this Agreement;

4	Asset Purchase Agreement EXECUTION VERSION

(e)	information about the business methods of the Vendors in the conduct of the Business; and

(f)	information which by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to:

(i)	the Vendors; or

(ii)	any third party with whose consent or approval the Vendors use that information.

Consequential Loss means any loss, not arising naturally according to the usual course of things from the relevant breach, whether or not such loss may reasonably be supposed to have been in the contemplation of both parties, at the time they made the contract, as the probable cause of the relevant breach.

Consideration has the same meaning as in the GST Act.

Contracted Employee means each Employee to whom an offer of employment is made pursuant to clause 7.1(b).

Contracts means:

(a)	the Rental Contracts;

(b)	all contracts for the supply of services by the Vendors (including all contracts for both the sale of goods and supply of services by the Vendors and all contracts for the licensing of Intellectual Property Rights by the Vendors) in connection with the Business which are in existence and have not been fully performed (or contain ongoing licences of Intellectual Property Rights) at the Completion Date, including those agreements set out in the Disclosure Material;

(c)	the VAN Contracts;

(d)	all written purchase orders and contracts for the purchase or acquisition by the Vendors, components, supplies and other goods and services in connection with the Business which are in existence and have not been fully delivered and performed (or contain ongoing licences of Intellectual Property Rights) at the Completion Date;

(e)	those agreements of the Business entered into with sale representatives, sales agents or distributors; and

(f)	all IP Licences,

and Contract means any one of them but excludes:

(g)	the Property Lease;

(h)	any agreements that relate solely to an Excluded Asset;

(i)	any agreements to the extent they relate to borrowings or other financial accommodation made available to the Vendors (other than the Rental Contracts); or

(j)	any agreements which are fully performed.

5	Asset Purchase Agreement EXECUTION VERSION

Control means any situation where a person or persons (each a “Controlling Person”) has, or is entitled to acquire, the right or power to secure whether directly or indirectly, that the affairs of another person (“the Controlled Person”) are conducted in accordance with the wishes of the Controlling Person including, if one or more Controlling Person holds:

(a)	more than 50% of the issued shares or other securities of the Controlled Person or of the voting rights attaching to the issued shares or other securities of the Controlled Person;

(b)	the power to control the composition of any board of directors or governing body of the Controlled Person; or

(c)	the power to control, directly or indirectly, the appointment of more than 50% of any board of directors or governing body of the Controlled Person.

Without limiting this, there is attributed to any Controlling Person:

(a)	any rights or powers which another person possesses on behalf of the Controlling Person or is or may be required to exercise on the Controlling Person’s direction or behalf; and

(b)	all rights and powers of any person over which any Controlling Person alone or together with another or other Controlling Persons has control.

Data Room means the data room hosted by Drop Box on behalf of the Vendors to which the Purchasers and their Representatives had access to information and materials relating to the Business, the Assets and the Employees.

Data Room Documentation means all information and materials made available in the Data Room (in electronic copy) or provided in response to requests for information and materials made by a Purchaser or its Representatives to any Relevant Party, in each case at any time up to and including the date of this Agreement.

Debt means any debt of the Vendors or non-current liabilities of the Vendors Assumed by the Purchasers as at Completion as listed in the Final Completion Accounts (except to the extent that they are included in the calculation of Working Capital).

Debtor means a debtor of the Business as at Completion.

Deed of Assignment of Intellectual Property means a deed of that name to be entered into at Completion between either of the Vendors (as assignor) and SPS Commerce (as assignee) in the form set out in Annexure 2 in respect of the assignment of the registered Intellectual Property.

Deed of Release means each deed of the name under which each Security Interest Holder agrees to unconditionally release the relevant Assets from all Security Interests other than Permitted Security Interests.

Deposit means:

(a)	AUD100,000, received by the Stakeholder pursuant to the Stakeholder Deed prior to the date of this Agreement;

(b)	plus interest earned less bank fees charged on the Deposit when received by the Stakeholder and invested in an interest bearing account by the Stakeholder pursuant to the Stakeholder Deed.

6	Asset Purchase Agreement EXECUTION VERSION

Disclosure Letter means the letter from the Vendors to the Purchasers disclosing certain qualifications and exceptions to the Warranties, and provided to the Purchasers 3 days prior to the date of this Agreement.

Disclosure Material means:

(a)	this Agreement;

(b)	the Data Room Documentation;

(c)	the Accounts;

(d)	the IFRS Accounts;

(e)	the Disclosure Letter; and

written material or other written information relating to the Business, the Employees or the Assets which has been disclosed by the Vendors or its advisors on or before the date of this Agreement to the CFO of the Purchaser Guarantor, John Strenger, Boyd Johnson, Kim Nelson, Jamie Thingelstad, Charley Hackerson, Peter Zaballos, Archie Black, Jim Frome, Deb Ratelle, Briana Naescher, Christian Oppel, Ann Ducatelli, Candice Heggelund and Sanil Khatri.

Dispute Notice means the written notice under clause 6.3(b) of any dispute about the Completion Accounts.

Disputed Escrow Amount means the numbers of Escrowed Shares calculated as A in the following formula:

A = B/C

Where:

A means the number of Escrowed Shares;

B means the Pending Warranty Claim Amount; and

C means the means the volume-weighted average trading price of one share of SPS Common Stock on the Nasdaq stock exchange over the 30 day period ending on the Payment Date or Final Payment Date (as applicable), using the AUD to USD Exchange Rate given on the Payment Date or Final Payment Date (as applicable),

Plus, if the value of A is greater than the number of Escrowed Shares in the Escrow Account on the Payment Date or the Final Payment Date (as applicable), an amount of cash in the Escrow Account (if any) such that the value of A plus the cash in the Escrow Account equals B.

Disputed Items means the items and amounts in the Completion Accounts that are in dispute or any other matter in respect of which the Vendor disagrees with in relation to the Completion Accounts.

Divest means transfer, sell, mortgage, charge or encumber.

Domain Names means the registered domain names set out in Part C of Schedule 3.

Effective Time means 11.59 pm on the day immediately before the Completion Date.

7	Asset Purchase Agreement EXECUTION VERSION

Employee Benefits means wages, salary, bonuses, commissions, superannuation, insurances, payments in respect of Leave Entitlements, notice benefits, redundancy benefits, termination benefits and any other benefit or Liability (including Tax) referable to an employee’s employment, period of employment, or service with the Vendors.

Employee Entitlements Amount means the aggregate of all accrued but untaken annual and long service leave entitlements and rostered days off of Transferring Employees for the period of the Transferring Employees’ employment by LSA or any predecessor owners of the Business before the Employee Transfer Date, to the extent those entitlements are unpaid immediately prior to the Employee Transfer Date (for the avoidance of doubt, this will be the Effective Time for the Key Employees).

Employee Service Fee means, in respect of an individual Contracted Employee, the daily cost of that Contracted Employee including salary, wages, overtime, allowances, superannuation, and other direct costs associated with employment of that Contracted Employee multiplied by the days expended performing Employee Services by that Contracted Employee.

Employee Services means, in respect of each Contracted Employee, the duties performed or services provided by that Contracted Employee in respect of the Business at the Effective Time.

Employee Transfer Date means, in respect of an Employee, the date on which a Transferring Employee is due to commence, and will commence employment with the Purchaser, pursuant to an offer of employment made to that Employee under clause 7.1.

Employees means the employees of LSA engaged in the Business as listed in Part A of Schedule 5 but excludes any employee who resigns prior to the Completion Date.

Environmental Laws means any law about the environment, planning, building or local government and including a law about:

(a)	land use or occupation of land or buildings;

(b)	occupational health and safety;

(c)	heritage preservation, protection or conservation of natural or cultural resources;

(d)	pollution or contamination of air, water or soil;

(e)	waste disposal, treatment or storage;

(f)	chemical, toxic, hazardous, poisonous or dangerous substances;

(g)	pesticides;

(h)	noise or odour; or

(i)	a pollutant.

Escrow Account means the account established under clause 4.

Escrow Agent means The Trust Company Limited.

Escrow Agreement means an agreement substantially in the form of the agreement set out in Annexure 1.

8	Asset Purchase Agreement EXECUTION VERSION

Escrowed Shares means the number of fully paid SPS Common Stock to be allotted in part payment of the Purchase Price and calculated in accordance with clause 3.2.

Escrowed Shares Price means the volume-weighted average trading price of one share of SPS Common Stock on the Nasdaq stock exchange over the 30 day period ending on 8 October 2014 (Minneapolis, USA time) (“Valuation Date”), using the AUD to USD Exchange Rate given on the Valuation Date.

Excluded Assets means:

(a)	all and any shares or other securities in any companies held by the Vendors including but not limited to Clear Blue Water Pty Ltd;

(b)	any credit or refund of any Tax in respect of supplies made on or before the Completion Date;

(c)	cash deposits with banks or other financial institutions or on hand and all cheques and other securities representing them as at the Effective Time;

(d)	any contracts not being Contracts;

(e)	the originals of the Retained Books and Records;

(f)	leases of properties not being the Property Lease;

(g)	any fit-out at the 12 Wesley Court, Burwood East, Victoria;

(h)	any incentive receivables or credits from the landlord in respect of the premises at 12 Wesley Court, Burwood East, Victoria;

(i)	the Pronto Software Pty Ltd Partner Agreement dated the 9th day of December, 2011;

(j)	any insurance policies in favour of the Vendors in respect of the Business;

(k)	any key man or like insurances in respect of the Business; and

(l)	all sums owed at the Effective Time to the Vendors by any Vendor Associate.

Excluded Liabilities means the Liabilities of the Vendors in connection with the Business or ownership of the Assets:

(a)	whether arising before or after Completion;

(b)	including Liabilities arising from defects in products or parts of products supplied by the Vendors prior to Completion even if the defective products or parts are sold by the Purchasers; and

(c)	not including the Assumed Liabilities.

Expert means an independent firm of chartered accountants selected or nominated by the parties.

Final Completion Accounts means the Completion Accounts that are final and binding on the parties for the purpose of clause 6.

Final Payment Date means the date that is 15 months after the Completion Date.

Financing Change Statement has the meaning given in the PPSA.

9	Asset Purchase Agreement EXECUTION VERSION

Goodwill means the goodwill of the Vendors in the Business including the exclusive right of the Purchasers to represent themselves as carrying on the Business as the successor to the Vendors.

Government Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board, or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not.

GST means goods and services tax as defined in the GST Act or any like tax.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Amount means the amount equal to the GST liability that the Vendors incur in making on any Taxable Supply pursuant to this Agreement.

Guaranteed Obligations means each obligation of the Vendors under or in connection with this Agreement.

IFRS Accounts means:

(a)	the audited statement of financial performance for the period of 1 July 2012 ending on 30 June 2013 and the period of 1 July 2013 ending on the Accounts Date;

(b)	the audited statement of financial position and statement of cash flows as at 1 July 2012 ending on 30 June 2013 and the period of 1 July 2013 ending on the Accounts Date;

(c)	all statements, reports and notes attached to or intended to be read with the statement of performance, statement of financial position or statement of cash flows; and

(d)	all directors’ declarations about those financial statements,

each prepared in accordance with the International Financial Reporting Standards.

Income Tax Assessment Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

Included Current Assets means those items that are listed as current assets of the Business in Part B of Schedule 2, excluding any excluded Working Capital Item.

Included Current Liabilities means those items that are listed as current liabilities of the Business in Part B of Schedule 2, excluding any excluded Working Capital Item.

Insolvency Event means:

(a)	for any body corporate, the happening of one or more of the following events:

(i)	except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other parties:

10	Asset Purchase Agreement EXECUTION VERSION

(A)	process is filed in a court seeking an order that it be wound up or that a Controller be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within seven days of it being filed; or

(B)	an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

(C)	a resolution that it be wound up is passed or proposed;

(ii)	a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(iii)	an administrator is appointed to it, a resolution that an administrator be appointed to it is passed or proposed, or any other steps are taken to appoint an administrator to it;

(iv)	it enters into, or resolves to enter into, an arrangement, compromise or composition with any of, or any class of, its creditors or members, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(v)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is proposed or effected;

(vi)	any action is taken by ASIC with a view to its deregistration or its dissolution, or an application is made to ASIC that any such action be taken;

(vii)	it is insolvent within the meaning of section 95A of the Corporations Act, as disclosed in its accounts or otherwise, states that it is unable to pay its debts or is presumed to be insolvent under any applicable law;

(viii)	as a result of the operation of section 459F(1) of the Corporations Act, it is taken to have failed to comply with a statutory demand;

(ix)	it stops or suspends or threatens to stop or suspend the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(x)	any event or circumstance set out in section 461 of the Corporations Act occurs in relation to it; or

(xi)	anything having a substantially similar effect to any of the events specified in paragraphs (i) to (x) inclusive happens to it under the law of any jurisdiction;

(b)	for any individual, the happening of one or more of the following events:

(xii)	the person has a bankruptcy notice issued against the person;

(xiii)	a receiver or a trustee for creditors or in bankruptcy is appointed to any of the person’s property;

(xiv)	a garnishee notice is given concerning any money that the person is said to be owed;

11	Asset Purchase Agreement EXECUTION VERSION

(xv)	the person proposes or enters into an arrangement or composition with, or an assignment for the benefit of, any of the person’s creditors;

(xvi)	the person proposes or effects a moratorium involving any of the person’s creditors;

(xvii)	the person stops or suspends, or threatens to stop or suspend, the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(xviii)	the person is unable to pay all of the person’s debts as they fall due or is presumed to be insolvent under any applicable law;

(xix)	the person becomes an “insolvent under administration” as defined in section 9 of the Corporations Act;

(xx)	anything having a substantially similar effect to any of the events specified in paragraphs (xii) to (xix) inclusive of this definition happens to the person under the law of any jurisdiction; or

the person dies, is imprisoned or becomes incapable of managing his or her own affairs.

Intellectual Property Rights means all rights of the Vendors in or to:

(a)	the Business Names;

(b)	the Trade Marks;

(c)	the Domain Names;

(d)	the Patents;

(e)	the IP Licences;

(f)	any Trade Secrets;

(g)	the Confidential Information; and

(h)	all other IP Rights, owned or used by the Vendors (whether within or outside Australia) in connection with the operation of the Business or ownership or use of the Assets.

Interest Rate means the 90 day bank bill swap rate plus 2%.

IP Licences means all licences granted to the Vendors for Intellectual Property Rights including:

(a)	the Trade Mark Licence Agreements; and

(b)	the licences for the Licensed Software.

IP Rights means all rights in or to any copyright, database, patent, design, utility model, trade mark (including any rights in get up or trade dress), brand name, service mark, trade name, domain name, business name, eligible layout right, chip topography right, plant breeder’s right, know-how, Trade Secret, confidential information and any other rights of a proprietary nature in or to the results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether registered, registrable, patentable or not and wherever existing in the world, including all renewals, extensions and revivals of, and all rights to apply for, any of the foregoing rights.

12	Asset Purchase Agreement EXECUTION VERSION

Key Employees means each of the Employees listed in Part B of Schedule 5.

Last Employee Transfer Date means 9:00 am (Melbourne, Australia time) on the date that is 6 days after the Completion Date, or such other earlier date as agreed between the parties.

Leasehold Property means the property detailed in Schedule 4 and all improvements to that property.

Leave Entitlements means annual leave, personal (sick and carer’s) leave, compassionate leave, parental leave, long service leave, rostered days off, time in lieu and any other type of statutory or authorised leave.

Letter of Intent means the non-binding letter of intent sent to LSA from the Vendor Guarantor dated 14 July 2014.

Liabilities means all liabilities, whether actual or contingent, present or future, quantified or unquantified or incurred jointly or severally with any other person.

Licences means all Authorisations held by the Vendors for the Business which are necessary to conduct the Business or complete this Agreement.

Licensed Software means all software used by the Vendors in the Business, but only where the IP Rights in such software are not owned by the Vendors, including:

(a)	all software licensed by the Vendors from third parties for use in the Business; and

(b)	all software licensed by the Vendors from third parties and sub-licensed and distributed to customers of the Business.

Management Accounts means the monthly unaudited management balance sheet, profit and loss and cash flow accounts of the Business for each of the monthly periods from 1 July 2014 to the most recent month ending prior to Completion (inclusive).

Moral Rights has the meaning given under the Copyright Act 1968 (Cth) and also includes any personal right, wherever existing in the world, protecting an author’s intellectual and personal relations to a work and includes those rights contemplated by Articles 6bis and 14ter of the Berne Convention.

Non-Transferring Employee means an Employee who is not made, or who does not accept an offer of employment with SPS Australia in connection with clause 7 of this Agreement.

Open Source Software means any software, code, programming or other content (“Technology”) licensed from a third party (or derived from or developed with such third party materials) under terms that may require the human readable source code of the Technology (or any part of it) to be made publicly available or that may require the Technology (or any part of it) to be licensed under terms that allow for the modification of the Technology (or any part of it) by future licensees. This includes, any Technology which is Open Source Initiative certified or is licensed or developed pursuant to the following agreements: the GNU General Public License; the GNU Library or Lesser General Public License (LGPL); the BSD License (including both the BSD 3-Clause “New” or “Revised” license and the BSD 2-Clause “Simplified” or “FreeBSD” license); the Mozilla Public License (including the Mozilla Public License 2.0); the Apache License (including the Apache License 2.0); the MIT license; the Common Development and Distribution License; the Eclipse Public License; and any other licence for open source software which has been approved by the Open Source Initiative.

13	Asset Purchase Agreement EXECUTION VERSION

Patents means the patents listed in Part D of Schedule 3.

Payment Date means that date that is 9 months after the Completion Date.

Pending Warranty Claim means a Warranty Claim made on or before the Payment Date or the Final Payment Date (as applicable) by the Purchasers against the Vendors in accordance with this Agreement, which is not yet Settled or Determined on the Payment Date or the Final Payment Date.

Pending Warranty Claim Amount means the Purchasers’ reasonable estimate of the amount of the loss or damage, if any, arising out of a Pending Warranty Claim.

Permitted Security Interest means:

(a)	a lien or charge, including any mechanics’, workmen’s or other like lien, arising by operation of law or in the ordinary course of business, unless there is a default in payment of money secured by that lien or charge;

(b)	any retention of title or consignment arrangement; and

(c)	a PPS Lease.

Personal Information has the meaning given to that term in the Privacy Act 1988 (Cth).

Plant and Equipment means all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets owned by/used in the Business by the Vendors as set out in Schedule 8.

PPS Register means the register of personal property and securities established and maintained by the Registrar under the PPSA.

PPS Lease has the meaning given to the term “PPS Lease” in the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

Property means the Leasehold Property.

Property Lease means the Lease and licences held for the Leasehold Property.

Purchase Price means:

(a)	the Completion Payment Amount;

(b)	plus the amount by which Working Capital exceeds the Target Working Capital or minus the amount by which Working Capital falls short of the Target Working Capital, as applicable;

(c)	plus a minimum of, but not exceeding, AUD2,600,000 being the value of the Escrowed Shares, calculated in accordance with the terms of this Agreement;

(d)	less Debt;

(e)	less the Employee Entitlements Amount (except to the extent that the Employee Entitlements are included in the calculation of Working Capital).

14	Asset Purchase Agreement EXECUTION VERSION

Purchaser Guaranteed Obligations means each obligation of the Purchasers under or in connection with this Agreement.

Purchaser Warranties has the meaning given in clause 19.1.

Recurring Customer means a customer of the Business which is party to a Recurring Customer Agreement on the date of Completion.

Recurring Customer Agreement means an agreement between a Recurring Customer and SPS Commerce or the Vendors in relation to services provided by the Business.

Recurring Customer Revenue means, in relation to a particular Recurring Customer, the revenue from fees paid by that Recurring Customer (excluding any one-time fees) to either of the Vendors for services provided by the Business in the 12 months prior to Completion, as calculated by the Purchasers pursuant to clause 10.6, and excludes any non-recurring revenue.

Related Body Corporate has the same meaning as in section 50 of the Corporations Act 2001 (Cth).

Relative has the same meaning as in the Income Tax Assessment Act.

Relevant Party means any of the Vendors and their Representatives.

Relevant Schemes means all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements:

(a)	to which the Vendors are a party in the conduct of the Business; or

(b)	which the Vendors make available or obtains for their officers or employees or former officers or employees of the Business;

and Relevant Scheme means any one of them.

Rental Assets means assets in the possession or control of and/or owned or used by the Vendors in the Business (other than the Leasehold Property and Licensed Software) which are the subject of the Rental Contracts.

Rental Contracts means all lease, rental, hire purchase, credit sale or similar agreements to which any of the Rental Assets is subject.

Representative of a party includes an officer, employee, agent, auditor, adviser, financier (including syndicatees), insurance broker, partner, associate, consultant, joint venturer or sub-contractor of that party or of a Related Body Corporate of that party.

Retained Books and Records means all Books and Records which the Vendors are required to retain by law.

Security Interest means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, or arrangement for the retention of title or any other arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of Accounts.

Security Interest Holder means a holder of a Security Interest (other than a Permitted Security Interest) over the Assets.

15	Asset Purchase Agreement EXECUTION VERSION

Settled or Determined means an agreement in writing signed by either of the Vendors and the Purchasers in respect of one or more relevant Warranty Claims or other matter, and a determination shall mean (i) a final determination by the Expert; or (ii) a judgement of the Federal Court of Australia or courts of Victoria, Australia.

Software means the Computer Software and the Licensed Software.

SPS Common Stock means ordinary shares in the capital of SPS Commerce, Inc.

Stakeholder means Rigby Cooke Lawyers ABN 58 552 536 547.

Stakeholder Deed means the escrow deed dated 17 July 2014 between LSA, the Purchaser Guarantor and the Stakeholder.

Sub-lease and Licence means the sub lease and licences for the property known as 12 Wesley Court, Burwood East and in the form of the agreement set out in Annexure 4.

Supply has the same meaning as in the GST Act.

Target Working Capital means negative AUD100,000.

Tax means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty and GST, value added or similar tax) at any time:

(a)	imposed or levied by any Government Agency; or

(b)	required to be remitted to, or collected, withheld or assessed by, any Government Agency; and

any related interest, expense, fine, penalty or other charge on those amounts.

Tax Invoice has the same meaning as in the GST Act.

Tax Warranties means the representations, warranties and covenants made by the Vendors at clause 9 of Schedule 1 and “Tax Warranty” means any one of them.

Taxable Supply has the same meaning as in the GST Act.

Third Party Interest means any Security Interest, lease, license, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party.

Trade Mark Licence Agreements means those trade mark licence agreements, registered user agreements or appointments held for the Trade Marks.

Trade Marks means the trade marks, service marks, brand names, or rights about the get up or trade dress of any product, packaging or outlet, logos, slogans and similar rights owned, whether registered or not, used or licensed for use by the Vendors in connection with the goods and/or services made available by the Business, including but not limited to those listed in Part B of Schedule 3.

Trade Secrets means all confidential business information which provides the Business with a competitive edge, including but not limited to those confidential business processes, methods, practices or commercial secrets set out in Part H of Schedule 3.

Transfer Notice means a written notice substantially in the form set out in schedule 2 of the Escrow Agreement, executed in accordance with the terms of this Agreement.

16	Asset Purchase Agreement EXECUTION VERSION

Transferring Employees means Employees who accept SPS Australia’s offer of employment and are to be engaged by SPS Australia from the Completion Date.

Transition Services means the provision of James Rowland to provide services to SPS Australia at SPS Australia’s direction, and such other services as may be agreed between the Vendors and the Purchaser after Completion.

Transition Service Fee means, in respect of the Employee of LSA who is supplying the Transition Services, the daily cost of that Employee including salary, wages, overtime, allowances, superannuation, and other direct costs associated with employment of that Employee multiplied by the days expended performing Transition Services by that Employee of LSA.

Undisputed Escrow Amount means the value of the Escrowed Shares and cash in the Escrow Account (if any) that exceeds the Pending Warranty Claim Amount.

USD means United States dollar.

VAN Contracts means all agreements, including interconnect and direct connect agreements with all value added networks, including but not limited to the contracts listed in Schedule 7.

Vendor Associate means:

(a)	any Related Body Corporate of the Vendors;

(b)	any director, secretary, chief executive officer of the Vendors;

(c)	any Relative of the Vendors or any person described in sub-clause (b); or

(d)	any corporation or other entity over which the Vendors or any one or more of the persons described in sub-clauses (a), (b) or (c) have Control.

Vendor Guarantor Warranties means the warranties given by the Vendor Guarantors and set out in Part B of Schedule 1.

Warranties means the representations, warranties and covenants made by the Vendors under clause 17 and “Warranty” means any one of them.

Warranty Claim means any Claim by the Purchasers (or any person making a Claim through or on behalf of the Purchaser) against the Vendors for breach of any of the warranties or under any of the indemnities under this Agreement.

Working Capital means, as at the Effective Time, the extent to which the Included Current Assets (excluding Cash) exceeds the Included Current Liabilities (including deferred revenue liabilities), as shown in the Final Completion Accounts and calculated in the manner set out in Part B of Schedule 2.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

17	Asset Purchase Agreement EXECUTION VERSION

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to parties means the parties to this Agreement and to a party means a party to this Agreement;

(vi)	to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

(vii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(viii)	to a law:

(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;

(ix)	to proceedings includes litigation, arbitration and investigation;

(x)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)	to time is a reference to Melbourne time;

(b)	a reference to the words “always” or “at all times” means the period of 6 years prior to the Effective Time;

(c)	headings are for convenience only and are ignored in interpreting this Agreement;

(d)	a warranty, representation, covenant, or obligation given or entered into by more than one person binds them jointly and severally;

(e)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(f)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

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(g)	the word “including” or “includes” means “including but not limited to” or “including without limitation”;

(h)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning; and

(i)	this Agreement must not be construed adversely to a party solely because that party or its solicitors were responsible for preparing it.

Awareness of the Purchasers and Purchaser Guarantor

1.3	In this Agreement, unless the context otherwise requires, a reference to the awareness of the Purchasers or the Purchaser Guarantor:

(a)	in relation to clause 17.5, means the actual knowledge, having made reasonable enquiry, of John Strenger, Jamie Thingelstad, Boyd Johnson, Kim Nelson, Charley Hackerson, Candice Heggelund and Sanil Khatri; and

(b)	in relation to clauses 9.4(a) and 22.7, means the actual knowledge, having made reasonable enquiry, of John Strenger, the Director of Business Development of the Purchaser Guarantor, Kim Nelson, the CFO of the Purchaser Guarantor, Boyd Johnson, the General Counsel of the Purchaser Guarantor, Charley Hackerson, the Vice President of Asia Pacific of the Purchaser Guarantor and Angela Hariohoedojo, the General Manager of Asia Pacific of the Business, or such other persons who hold the positions or are employed in roles that are substantially similar to those positions listed above from time to time.

Payments

1.4	Unless the context otherwise requires, where an amount is required to be paid to a party or the Escrow Agent (“the Receiving Party”) by another party (“the Paying Party”) under this Agreement, that amount must be paid by credit of cleared funds to a bank account set out in the written direction of the Receiving Party if that written direction is received by the Paying Party at least 2 Business Days before the date upon which payment of the amount is due.

2	Sale and purchase of Assets

Sale and purchase

2.1	The Vendors sell and deliver to the Purchasers and the Purchasers purchase and accept the Assets free from Third Party Interests, for the Purchase Price on the terms and conditions contained in this Agreement.

Property and risk to pass

2.2	Title to and risk in the Assets will pass to the Purchasers on Completion.

Allocation of Assets between Purchasers

2.3	Pursuant to the terms of this Agreement, and for the avoidance of doubt:

(a)	SPS Commerce will purchase the following property and assets owned or used by the Vendors in the Business as at Completion:

(i)	the Goodwill;

19	Asset Purchase Agreement EXECUTION VERSION

(ii)	the Accounts Receivable;

(iii)	the Plant and Equipment;

(iv)	the Intellectual Property Rights;

(v)	the Computer Software;

(vi)	all of the interest of the Vendors under or arising out of the Contracts;

(vii)	the Books and Records; and

(viii)	the Licences held by the Vendors, to the extent that they may be transferred to SPS Commerce;

(b)	SPS Australia will purchase the Property Lease and will offer employment to those Employees it wishes to employ; and

(c)	neither of the Purchasers will purchase any of the Excluded Assets.

More than one Vendor

2.4	The Liability of each Vendor under this Agreement is joint and several.

2.5	Any payment to be made by the Purchasers to the Vendors will be paid to LSA. For the avoidance of doubt, the Purchasers’ obligation to the Vendors to pay the Purchase Price is satisfied by payment of the Purchase Price to and as directed by LSA.

2.6	The parties acknowledge and agree that:

(a)	LSA is irrevocably approved and appointed to act on behalf of the Vendors for the purposes of this Agreement including to issue all notices, communications or directions for and on behalf of the Vendors; and

(b)	any requirement or obligation in this Agreement to:

(i)	seek the consent of the Vendors;

(ii)	give any notice or communication to the Vendors; or

(iii)	deliver any item to the Vendors;

will be satisfied by the Purchasers seeking such consent, giving such notice or communication or delivering such items to LSA.

More than one Purchaser

2.7	The parties acknowledge and agree that:

(a)	SPS Commerce is irrevocably approved and appointed to act on behalf of the Purchasers for the purposes of this Agreement including to issue all notices, communications or directions for and on behalf of the Purchasers; and

(b)	any requirement or obligation in this Agreement to:

(i)	seek the consent of the Purchasers;

(ii)	give any notice or communication to the Purchasers; or

(iii)	deliver any item to the Purchasers;

20	Asset Purchase Agreement EXECUTION VERSION

will be satisfied by the Vendors seeking such consent, giving such notice or communication or delivering such items to SPS Commerce.

Going concern

2.8	Solely for Tax purposes, the Vendors and Purchasers agree that the Supply made under this Agreement is of a going concern as defined in the GST Act.

3	Payment of Purchase Price

Purchase Price

3.1	The total price for the Assets to be paid by the Purchasers to the Vendors is the Purchase Price.

Escrowed Shares

3.2	The Purchaser Guarantor will allot to LSA at Completion, in part payment of the Purchase Price, the number of fully paid SPS Common Stock (excluding fractions) nearest to, but not less than, A in the following formula:

A = B/C

Where:

B means AUD2,600,000; and

C means the Escrowed Shares Price.

3.3	The Escrowed Shares will rank pari passu in all respects with the existing SPS Common Stock.

3.4	No fraction of a share of SPS Common Stock will be issued pursuant to this Agreement. LSA shall receive in lieu of a fraction of a share of SPS Common Stock, an amount of cash (rounded to the nearest whole cent, with 0.5 being rounded up) equal to the product of:

(a)	the fraction of the share;

multiplied by:

(b)	the Escrowed Shares Price,

from the Purchasers.

4	Escrow Account for Escrowed Shares

4.1	SPS Australia and LSA must appoint the Escrow Agent prior to the Completion Date and procure that:

(a)	the share certificates for the Escrowed Shares; and

(b)	a blank share transfer form in respect of the Escrowed Shares executed by LSA,

be held on trust by the Escrow Agent until either the Payment Date, or the Final Payment Date, in accordance with the terms of the Escrow Agreement.

21	Asset Purchase Agreement EXECUTION VERSION

4.2	LSA must not:

(a)	Divest the Escrowed Shares until the date that is 6 months after the Completion Date; and

(b)	after the date that is 6 months after the Completion Date, Divest more than one tranche of Escrowed Shares per month.

4.3	If, after the date that is 6 months after the Completion Date, LSA notifies the Purchasers in writing that it would like to Divest all or a portion of the Escrowed Shares (“Share Sale Notification”), SPS Australia and LSA must, within 5 days of LSA delivering the Share Sale Notification to the Purchasers, deliver to the Escrow Agent an executed Transfer Notice, containing instructions to the Escrow Agent to release the number of Escrowed Shares set out in the Share Sale Notification to be Divested by LSA.

4.4	LSA must immediately deposit any sale proceeds from the sale of the Escrowed Shares pursuant to clause 4.3 into the Escrow Account, and such amounts must remain in the Escrow Account until the Final Payment Date.

4.5	At any time prior to the Final Payment Date, if:

(a)	a Warranty Claim has been settled or determined;

(b)	a payment is due to the Purchasers pursuant to clause 10.1; or

(c)	a payment is due to the Purchasers pursuant to clause 11.3,

and:

(d)	there is cash in the Escrow Account, SPS Australia and LSA jointly, must within 5 days deliver to the Escrow Agent an executed Transfer Notice instructing the Escrow Agent to pay cash to the Purchasers equal to the amount required to satisfy the relevant liability of the Warranty Claim; or

(e)	there is no cash in the Escrow Account:

(i)	the Purchasers must notify LSA of its intention to Divest the number of Escrowed Shares required to satisfy the amount of the Warranty Claim or the payment due to the Purchasers pursuant to clauses 10.1 and 11.2;

(ii)	SPS Australia and LSA must, within 5 days of the Purchasers notifying LSA pursuant to clause 4.5(e)(i), deliver to the Escrow Agent an executed Transfer Notice, instructing the Escrow Agent to release the share certificate and the blank share transfer form from the Escrow Account to the Purchasers, to permit the Purchasers to Divest the number of the Escrowed Shares with a value equal to the amount of the Warranty Claim or the payment due to the Purchasers pursuant to clauses 10.1 and 11.2 (“Sale Shares”);

(iii)	the Purchasers must Divest the Sale Shares and receive the funds received from the Divestment as settlement in full for the Warranty Claim or the payment due to the Purchasers pursuant to clauses 10.1 and 11.2.

4.6	Where the Purchasers are owed an amount from LSA to satisfy a Warranty Claim, or a payment is due to the Purchasers pursuant to clauses 10.1 or 11.2, and that amount cannot be satisfied by cash in the Escrow Account or the Divestment of Escrowed Shares in the Escrow Account pursuant to clause 4.5(e), the Purchasers will not be limited to the Escrow Account and may receive a direct payment from the Vendors.

22	Asset Purchase Agreement EXECUTION VERSION

4.7	On the Payment Date, if the total of all Pending Warranty Claim Amounts is less than AUD1,300,000, SPS Australia and LSA jointly must, within 5 days deliver to the Escrow Agent an executed Transfer Notice instructing the Escrow Agent to release Escrowed Shares and/or cash (to the extent that cash is in the Escrow Account) with a value equal to AUD1,300,000 to the Vendors.

4.8	For the avoidance of doubt, if the total of all Pending Warranty Claim Amounts on the Payment Date is more than AUD1,300,000, no amount of Escrowed Shares or cash will be released from the Escrow Account to the Vendors in accordance with clause 4.7.

4.9	On the Final Payment Date, SPS Australia and LSA jointly must within 5 days deliver to the Escrow Agent an executed Transfer Notice, instructing the Escrow Agent to release the balance of the Escrowed Shares and the cash (if any) remaining in the Escrow Account that exceeds the total of all Pending Warranty Claim Amounts to the Vendors.

4.10	Following the date that any Pending Warranty Claim is Settled or Determined for an amount less than the amount reserved for a Pending Warranty Claim, SPS Australia and LSA jointly must within 5 days, deliver to the Escrow Agent an executed Transfer Notice, instructing the Escrow Agent to:

(a)	if there is cash in the Escrow Account, pay cash to the Purchasers equal to the amount required to satisfy the Settled or Determined Pending Warranty Claim; or

(b)	if there is no cash in the Escrow Account, release the share certificate and the blank share transfer form from the Escrow Account to the Purchasers, to permit the Purchasers to Divest the number of the Escrowed Shares with a value equal to the amount required to satisfy the Settled or Determined Pending Warranty Claim and receive the funds received from the Divestment as settlement in full for the amount required to satisfy the Settled or Determined Pending Warranty Claim; and

(c)	release to the Vendors the amount of Escrowed Shares and cash (if any) remaining in the Escrow Account that equals the difference between the amount reserved for such Settled or Determined Pending Warranty Claim and the amount required to satisfy such Settled or Determined Pending Warranty Claim.

4.11	If either of LSA or SPS Australia fails to execute the Transfer Notice in accordance with this Agreement either LSA or SPS Australia may give written notice to the other parties of its intention to rely on clause 4.12.

4.12	At the expiration of the 5 day notice period referred to in this clause 4, the Transfer Notice may be signed by either of LSA or SPS Australia, and it will constitute a valid Transfer Notice for the purposes of this Agreement.

4.13	Any bank or other charges arising in the Escrow Account and expenses of the Escrow Agent shall be paid by the Purchasers.

4.14	Where cash is paid to the Purchasers pursuant to clause 4, the cash deducted shall be in full and final settlement of the Warranty Claim in question.

4.15	For the purposes of this clause 4, settlement shall mean an agreement in writing signed by LSA and a Purchaser in respect of one or more relevant Warranty Claims, and a determination shall mean (i) a final determination by the Expert; or (ii) a judgement of the Federal Court of Australia or courts of Victoria, Australia.

23	Asset Purchase Agreement EXECUTION VERSION

Cross Indemnity

4.16	Each of LSA and SPS Australia (“Indemnifying Party”) indemnify and agree to keep indemnified the other (“Innocent Party”) for any claim, loss, liability, cost or expense suffered by the Innocent Party relating to any Claim which relates to or arises in any way from any conduct, act, default or omission of the Indemnifying Party in respect of the Escrow Agreement.

5	Completion

Time and place of Completion

5.1	Completion must take place at the offices of the Stakeholder on the Completion Date, or at such other place as the parties may agree.

Obligations of the Purchasers on Completion

5.2	At Completion the Purchasers must:

(a)	pay to the Vendors the Completion Payment Amount;

(b)	deliver to the Escrow Agent the share certificates for the Escrowed Shares;

(c)	deliver to the Vendors as required counterparts of documents referred to in clause 5.3(a), if required to be executed by a Purchaser;

(d)	deliver to the Vendors a copy of an extract of the minutes of the meeting of the board of directors of each of the Purchasers approving the purchase of the Assets on the terms of this Agreement and if necessary, authorising the Purchasers’ representative or attorney to execute it for and on behalf of that Purchaser;

(e)	execute and deliver to the Escrow Agent the Escrow Agreement;

(f)	execute and deliver to LSA the Sub-lease and Licence; and

(g)	perform all other obligations to be performed by it on Completion under any other clause of this Agreement.

Obligations of the Vendors on Completion

5.3	At Completion the Vendors must:

(a)	deliver to the Purchasers:

(i)	a form of transfer in favour of SPS Commerce for each Domain Name, in duly registrable form, together with any approvals or consents which are necessary to enable SPS Commerce to use and be registered as the registrant of the Domain Name;

(ii)	the Deed of Assignment of Intellectual Property, together with any approvals or consents which are necessary to enable SPS Commerce to use and be registered as the owner of the Intellectual Property;

24	Asset Purchase Agreement EXECUTION VERSION

(iii)	originals of all documents of title for all Intellectual Property Rights and any forms necessary to record SPS Commerce as the owner of the Intellectual Property Rights and register the change of ownership of the Intellectual Property Rights (other than the Business Names, Domain Names and Trade Marks);

(iv)	for the Business Names:

(A)	forms of transfer of and originals of all documents of title for each Business Name for each State and Territory in which it is registered; and

(B)	any consents which are necessary to enable SPS Commerce to use, and to be registered as owner of the Business Names;

(v)	in principle written consent of the lessor to the assignment of the Property Lease to SPS Australia and the Rental Contracts to SPS Commerce, and any other third party whose consent the Purchasers reasonably require in connection with the sale or assignment of the Assets to the Purchasers, those consents to be on terms reasonably satisfactory to the Purchasers;

(vi)	transfer of ownership forms, certificates of registration and other documents of title for any motor vehicles forming part of the Plant and Equipment;

(vii)	employment agreements in a form acceptable to the Purchasers executed by the Key Employees;

(viii)	the Deeds of Release duly executed by each Security Interest Holder;

(ix)	any other assignments and documents the Purchasers reasonably require to transfer the Assets to the Purchasers free of all Third Party Interests (and achieve registration where applicable);

(x)	executed and stamped originals of all Contracts;

(xi)	any other document reasonably required by the Purchasers to evidence the title of the Vendors to the Assets;

(xii)	possession of the Property, Plant and Equipment, Computer Software, Books and Records (excluding the Retained Books and Records), Rental Assets, Licensed Software, Confidential Information and any other Assets of which physical possession must pass;

(xiii)	certified copies of those of the Retained Books and Records as the Purchasers reasonably require;

(xiv)	all keys to the Property;

(xv)	a copy, on USB or CD Rom, of the Data Room Documentation;

(xvi)	a certified copy of an extract of the minutes of general meetings of the companies known by the Company Names at which special resolutions have been passed changing the names of those companies to names not including the word “Leadtec” or any similar word or words;

(xvii)	any consents of the Vendors and Vendor Associates the Purchasers require to use those words in their own name;

25	Asset Purchase Agreement EXECUTION VERSION

(xviii)	certified copies of written resolutions of the board of directors of each of the Vendors approving the sale of the Assets on the terms of this Agreement and authorising Scott Needham to execute it for and on behalf of the Vendors;

(xix)	a certified copy of a written resolution of the board of directors of LTG approving its entry into this Agreement as a Vendor Guarantor and authorising Scott Needham to execute it for and on behalf of LTG;

(xx)	executed forms of transfer in favour of SPS Commerce of the existing telephone, email addresses, FTP sites and facsimile services used by the Business;

(b)	execute and deliver to the Purchasers the Sub-lease and Licence;

(c)	execute and deliver to the Escrow Agent the Escrow Agreement; and

(d)	do all other things which are required by this Agreement to be done by the Vendors at Completion, or which are reasonably required by the Purchasers, to give to the Purchasers the full possession and benefit of the Assets.

Non-compliance by the Vendors or Purchasers

5.4	If the Vendors or the Purchasers have not complied with any of the material provisions of clause 5.2 or 5.3 on the Completion Date, the non defaulting party may at its option:

(a)	defer Completion for up to 28 days after the Completion Date (in which event the provisions of this clause 5.4 will apply to the deferred Completion); or

(b)	proceed with Completion so far as is practical without effecting to its rights under this Agreement; or

(c)	terminate this Agreement by notice to the defaulting party.

6	Completion Accounts

Preparation and review of Completion Accounts

6.1	Within 90 Business Days after Completion, the Purchasers must prepare the Completion Accounts in the form set out in Part B of Schedule 2 and in accordance with the Completion Accounts Principles, and provide a copy, together with copies of the working papers relating to the preparation of the Completion Accounts, to LSA.

6.2	The Purchasers must, pursuant to its preparation of the Completion Accounts in accordance with clause 6.1, instruct its accountant to calculate the amounts for Working Capital and Debt.

6.3	Within 15 Business Days after the Purchasers provide a copy of the Completion Accounts to LSA under clause 6.1, LSA may:

(a)	accept those Completion Accounts by notice to the Purchasers, in which case those Completion Accounts will constitute the Final Completion Accounts; or

(b)	dispute the correctness of those Completion Accounts by issuing a Dispute Notice to the Purchasers setting out in reasonable detail the basis of the dispute and the Disputed Items and the proposed amendments to the Completion Accounts required to resolve the Disputed Items.

26	Asset Purchase Agreement EXECUTION VERSION

6.4	If LSA neither accepts the Completion Accounts nor disputes the correctness of the Completion Accounts, in each case in accordance with clause 6.3, the Completion Accounts provided under clause 6.1 will constitute the Final Completion Accounts.

6.5	The cost of preparing the Completion Accounts under clause 6.1 will be borne by the Purchasers.

Dispute

6.6	If LSA issues a Dispute Notice under clause 6.3(b), the Purchasers and LSA must negotiate in good faith and use all reasonable endeavours to resolve the Disputed Items and agree upon the form and content of the Completion Accounts within 10 Business Days after the issue of a Dispute Notice and those agreed Completion Accounts will constitute the Final Completion Accounts.

6.7	If the Disputed Items are not resolved and the form and content of the Completion Accounts is not agreed in the period referred to in clause 6.6, the Purchasers and LSA must appoint an Expert and promptly (and in any case within three Business Days of its appointment) refer the Disputed Items to the Expert for determination.

6.8	The Expert must be selected by agreement between the Purchasers and LSA or, failing agreement within five Business Days after the Purchasers or LSA first request the appointment of an Expert, as nominated by the President for the time being of the Law Institute of Victoria.

6.9	The Expert must be directed by the Purchasers and LSA to settle any Disputed Items within 20 Business Days of its appointment by:

(a)	applying the Completion Accounts Principles;

(b)	having regard to any written submissions made to the Expert by the Purchasers, LSA or their respective Representatives. Unless otherwise agreed by the Expert, all submissions must be provided to the Expert within 10 Business Days of its appointment;

(c)	making any enquiries or inspections as the Expert considers in its absolute discretion to be necessary or desirable; and

(d)	determining only whether the proposed amendments to the Completion Accounts set out in the Dispute Notice are correct in whole or in part and providing a report of its determination and a copy of the Completion Accounts amended, if necessary, to reflect its determination, to the Purchasers and the Vendors and those Completion Accounts will constitute the Final Completion Accounts.

6.10	The Purchasers and LSA must procure that all records, working papers and other information within their possession or under their control relating to the Assets or the Business as may be required by the Expert for the purposes of settling any Disputed Items, are made available upon the request of the Expert.

Determination of Expert

6.11	In making its determination the Expert will act as an expert and not as an arbitrator.

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6.12	The determination of the Expert as to the Disputed Items and whether the proposed amendments to the Completion Accounts set out in the Dispute Notice are correct in whole or in part will be final and binding on the parties, except in the case of manifest error, in which case the relevant part of the determination will be void and the matter must be remitted to the Expert for correction.

Costs

6.13	Except as contemplated in clauses 6.5 and 6.14, each party must bear its own costs in complying with this clause 6 and in particular, must bear the costs of their own Representatives.

6.14	The costs of the Expert will be borne by the parties in accordance with the Expert’s determination or, if there is no determination, 50% by LSA and 50% by the Purchasers.

True-up following Completion Accounts process

6.15	If the amount of the Working Capital is:

(a)	less than the Target Working Capital, LSA must pay on the Adjustment Date to the Purchasers, as a reduction in the Purchase Price, an amount equal to the shortfall; or

(b)	greater than the Target Working Capital, the Purchasers must pay on the Adjustment Date to LSA, as an increase in the Purchase Price, an amount equal to the excess.

No limitations

6.16	Clause 22 does not apply to any payment required to be made under this clause 6.

7	Employees

Offers of employment

7.1	SPS Australia must offer employment to those Employees it wishes to employ:

(a)	in respect of the Key Employees, prior to the Completion Date, with effect from Completion; or

(b)	in respect of all other Employees by letter, on terms substantially similar to those specified in Annexure 3, on the Completion Date, with effect from the date that each other Employee accepts the offer of employment, which must be no later than the Last Employee Transfer Date.

7.2	The terms of the employment offered must be at least as favourable as the terms of employment of those Employees with the Vendors, except if an Employee’s compensation as at the Completion Date is materially higher than the prevailing market rate.

7.3	The parties must use all reasonable efforts to encourage the Employees to whom offers are made to accept SPS Australias offer as soon as possible after the offer is made and prior to the Last Employee Transfer Date.

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Vendors’ obligations to Transferring Employees

7.4	LSA must ensure that all Transferring Employees are not restrained from commencing employment with SPS Australia on the relevant Employee Transfer Date by reason of a post-employment restraint.

7.5	As soon as possible after the Last Employee Transfer Date, LSA must confirm to SPS Australia in writing that it has delivered to each Transferring Employee a deed poll executed by LSA, stating that LSA waives all of its rights to restrain each Transferring Employee pursuant to any post-employment restraint.

7.6	At or before the relevant Employee Transfer Date, LSA must pay (in accordance with the relevant agreements, statutes or awards) to each Transferring Employee all salary, wages, bonuses, allowances or commissions and rostered days off for the period ending immediately prior to the Employee Transfer Date.

SPS Australia’s obligations to Transferring Employees

7.7	On and from the relevant Employee Transfer Date, SPS Australia must treat each Transferring Employee as having continuity of service for the purpose of all Employee Benefits.

7.8	For the avoidance of doubt, SPS Australia must Assume LSA’s liability for statutory long service leave entitlements of the Transferring Employees and untaken statutory annual and personal leave entitlements for the Transferring Employees.

Employee Benefits for Non-Transferring Employees

7.9	On and from Completion, LSA will remain liable for the Employee Benefits in respect of the Non-Transferring Employees.

Indemnity

7.10	LSA unconditionally and irrevocably indemnifies the Purchasers from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages whether arising directly or indirectly, and any costs, charges and expenses incurred in connection with:

(a)	the entitlements to be paid by LSA under clause 7.6;

(b)	the entitlements Assumed by SPS Australia under clause 7.7, to the extent that those entitlements were not included in the Employee Benefits amount in the Final Completion Accounts (other than due to wage or salary increases following Completion); and

(c)	any breach by the Vendors of clause 7.17.

7.11	The Purchasers unconditionally and irrevocably indemnify LSA from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages whether arising directly or indirectly, and any costs, charges and expenses incurred in connection with the entitlements to be Assumed, paid or satisfied by SPS Australia under clauses 7.7 and 7.8, to the extent that those entitlements were included in the calculation of the Employee Benefits amount in the Final Completion Accounts.

Supply of Contracted Employees and Transition Services

7.12	LSA will;

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(a)	supply to SPS Australia, the Employee Services from the Effective Time to the Last Employee Transfer Date;

(b)	supply to SPS Australia, the Transition Services from the Effective Time to the date that is the later of 3 (three) weeks from the Effective Time or the date that is last date of the Employee who is providing the Transition Service’s termination notice period (“Services Period”); and

(c)	ensure that the Employee Services are supplied by each Contracted Employee until the earlier of the following in each case:

(i)	the resignation of the Contracted Employee;

(ii)	the Employee Transfer Date; and

(iii)	the Last Employee Transfer Date,

(the “Transition Period”).

7.13	During the Transition Period:

(a)	each Contracted Employees will remain an employee of LSA for all purposes and will not be considered an employee of SPS Australia;

(b)	LSA will continue to pay the Contracted Employee in accordance with clause 7.6;

(c)	all Employee Benefits will continue to accrue in respect of each Contracted Employee; and

(d)	LSA will continue to be responsible for its occupational health and safety and workers’ compensation obligations with respect to the Contracted Employees as specified under relevant legislation.

(e)	Each Employee providing Transition Services will remain an employee of LSA for all purposes and will not be considered an employee of SPS Australia.

(f)	LSA will make all payments, and provide all benefits, to or in respect of any Employee providing Transition Services as required by his or her contract of employment with LSA, applicable legislation and any applicable award or industrial agreement except as otherwise agreed by the parties under this Agreement including, without limitation, wages, allowances and superannuation and will continue to account for and withhold and/or remit all income and other taxes incurred as a result of all payments made or benefits provided.

7.14	During the Transition Period, SPS Australia will:

(a)	be responsible for the day to day control of each Contracted Employee;

(b)	maintain a safe and hazard-free workplace;

(c)	provide each Contracted Employee with all facilities, equipment and materials necessary to provide the Employee Services; and

(d)	promptly and fully communicate with LSA on all matters relating to the supply of the Employee Services.

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7.15	Subject to LSA’s compliance with clause 7.16 below, the Purchasers shall pay to LSA an Employee Service Fees in respect of any Employee Services provided by Contracted Employees pursuant to clause 7.12 above.

7.16	LSA will issue the Purchasers with a valid tax invoice for all Employee Service Fees incurred within 14 days of the Last Employee Transfer Date.

7.17	Subject to LSA’s compliance with clause 7.18 below, the Purchasers shall pay to LSA a Transition Services Fee in respect of any Transition Services provided by LSA or an Employee of LSA pursuant to clause 7.12 above.

7.18	LSA will issue the Purchasers with a valid tax invoice for the Transition Services Fee incurred within 14 days of the end of the Services Period.

7.19	LSA must effect and maintain public liability insurance in the amount of AUD 20 million in relation to the performance of the Employee Services for the duration of the Transition Period.

7.20	Subject to clauses 7.6 and 7.7 but without limiting clause 7.9, LSA will remain liable for all Employee Benefits in respect of Contracted Employees.

8	Superannuation

LSA’s obligations

8.1	LSA must maintain superannuation contributions for each Transferring Employee at the level required by law up to the termination of each Employee’s employment with LSA. LSA must pay any outstanding contributions to the superannuation fund of each Transferring Employee on or before the termination of each Employee’s employment with LSA.

8.2	LSA unconditionally and irrevocably indemnifies the Purchasers from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages whether arising directly or indirectly, and any costs, charges and expenses incurred in connection with the superannuation contributions to be paid by LSA under clause 8.1.

SPS Australia’s obligations

8.3	SPS Australia must pay the full amount of superannuation contributions required to be paid for each Transferring Employee under law or the terms of their employment (including terms contained in any industrial instrument) on and from the Completion Date.

9	Liabilities

Assumption of Assumed Liabilities

9.1	The Purchasers will:

(a)	Assume the Assumed Liabilities from the Effective Time; and

(b)	be responsible for all Assumed Liabilities of the Business and the Assets immediately after the Effective Time.

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Indemnity by Purchasers

9.2	The Purchasers unconditionally and irrevocably indemnify the Vendors from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages arising directly or indirectly from any breach or default by the Purchasers after the Completion Date in connection with the Assumed Liabilities.

Limitation on liabilities Assumed by Purchasers

9.3	The Purchasers Assume no responsibility for any of the Excluded Liabilities and the Vendors will remain solely responsible for the payment, satisfaction and discharge of all Excluded Liabilities.

9.4	If a Purchaser:

(a)	become aware that the Vendors have failed to discharge any Excluded Liability; and

(b)	reasonably believes that this failure may damage the Goodwill, it may give notice of that fact to the Vendors, and if the Vendors do not provide reasonable evidence that the Excluded Liability in question is disputed, the Purchasers:

(c)	may pay and discharge the Excluded Liability on the Vendors’ behalf; and

(d)	will be entitled to immediate reimbursement from the Vendors of the amount paid by the Purchasers, together with interest accrued at the Interest Rate calculated on a daily basis and compounded at monthly intervals from the date of payment to the date of reimbursement.

Indemnity by Vendors

9.5	The Vendors unconditionally and irrevocably indemnify the Purchasers from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages arising directly or indirectly from and any costs, charges and expenses incurred in connection with the Excluded Liabilities.

Adjustments

9.6	Except as otherwise provided in this Agreement, all revenue, charges and outgoings of a periodical or recurring nature in respect of the Business or any of the Assets must be apportioned on a pro-rata basis so that such part of the relevant charges and outgoings:

(a)	that relate to the period up to and including the Effective Time, are the responsibility of the Vendors; and

(b)	that relate to the period after the Effective Time, are the responsibility of the Purchasers.

9.7	Adjustments at the Effective Time must be accounted for in the calculation of Working Capital.

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10	Post-Completion payments for Recurring Customer terminations

Payments

10.1	Subject to clause 10.3, if, during the period of 6 months from the Completion Date, a Recurring Customer Agreement is terminated, LSA must pay to the Purchasers, an amount equal to that Recurring Customer’s Recurring Customer Revenue.

10.2	For the purposes of clause 10.1:

(a)	subject to clause 10.2(b), terminated means the Recurring Customer or a Purchaser providing notice of termination of a Recurring Customer Agreement to LSA within 6 months of the Completion Date, provided that such Recurring Customer Agreement is not reactivated at any time during the 12 months after the Completion Date; and

(b)	a Recurring Customer Agreement is not terminated, and LSA is not required to pay to the Purchasers, an amount equal to that Recurring Customer’s Recurring Customer Revenue if:

(i)	the Recurring Customer continues to use and pay for services provided by the Business pursuant to their Recurring Customer Agreement despite the same not being assigned or novated within 6 months from Completion; or

(ii)	the Recurring Customer terminates their Recurring Customer Agreement due to a material change to the terms as those that were offered by LSA prior to Completion.

10.3	LSA is not obliged to pay any amount to the Purchasers, if LSA’s directors as at Completion are not given reasonable opportunity to convince the terminating Recurring Customer not to terminate its Recurring Customer Agreement with a Purchaser.

10.4	For the avoidance of doubt, LSA makes no representation or warranty as to the volume of services used and paid for by a Recurring Customer after Completion.

10.5	Subject to clause 4.6, any amount owed to the Purchasers pursuant to clause 10.1, must be paid from the Escrow Account in accordance with clause 4.5, on the date that is one year after the Completion Date (“Recurring Customer Termination Payment Date”).

Calculation of Recurring Customer Revenue

10.6	30 days prior to the Recurring Customer Termination Payment Date, the Purchasers must calculate the Recurring Customer Revenue amount and provide the Recurring Customer Revenue amount, together with copies of the working papers relating to the preparation of the Recurring Customer Revenue amount, to LSA.

10.7	The determination of the Purchasers as to the Recurring Customer Revenue amount will be final and binding on the parties, except in the case of manifest error, in which case the Purchasers must, within 15 days after the Purchasers provides a copy of the Recurring Customer Revenue amount to LSA under clause 10.6 dispute the correctness of the Recurring Customer Revenue amount by issuing a notice to the Purchasers setting out in reasonable detail the basis of the dispute.

10.8	If LSA does not dispute the correctness of the Recurring Customer Revenue amount within the time period set out in clause 10.7, the Recurring Customer Revenue amount provided under clause 10.6 will constitute the final Recurring Customer Revenue amount.

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Dispute

10.9	If LSA issues a notice under clause 10.7, the Purchasers and LSA must negotiate in good faith and use best endeavours to resolve the disputed Recurring Customer Revenue amount and agree upon the Recurring Customer Revenue amount within 10 days.

11	Accounts Receivable

Receipt of debts owing to Vendor after Completion

11.1	If a Purchaser receives a payment in respect of a debt owing to the Vendors that is not an Accounts Receivable, that Purchaser must:

(a)	hold the amount of the payment on trust for the Vendors pending payment to the Vendors in accordance with clause 11.1(b); and

(b)	within 10 Business Days of receipt of the payment:

(i)	notify the Vendors of the receipt of the payment, including details of the amount of the payment and the relevant Debtor; and

(ii)	pay the amount of the payment to the Vendors.

Receipt of Accounts Receivable after Completion

11.2	If during the Collection Period the Vendors receive a payment in respect of an Accounts Receivable, the Vendors must:

(a)	hold the amount of the payment on trust for the Purchasers pending payment to the Purchasers in accordance with clause 11.2(b); and

(b)	pay the aggregate amount of all such payments received by the Vendors in each whole or part (as applicable) of a calendar month occurring during the Collection Period to the Purchasers and provide to the Purchasers details of the amount of each payment and the relevant Debtor, in each case within five Business Days after the end of the calendar month.

11.3	The Vendors must use best endeavours to assist the Purchasers to collect all of the Accounts Receivable during the Collection Period.

11.4	Provided that Accounts Receivable was included in the calculation of Working Capital, if the Vendors do not receive a payment in respect of an Account Receivable within 90 days of that Accounts Receivable becoming due and payable, the Vendors must pay to the Purchasers an amount equal to the amount required to satisfy the full amount of the relevant Accounts Receivable.

11.5	Subject to clause 4.6, any amount owed to the Purchasers pursuant to clause 11.2, must be paid from the Escrow Account in accordance with clause 4.5.

11.6	If a Purchaser receives any Accounts Receivable which has already been satisfied by the Vendors pursuant to clause 11.2, that Purchaser will pay the same to the Vendors in accordance with clause 11.1.

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12	Property Lease

Assignment of Lease

12.1	In respect of the Property Lease:

(a)	on Completion or, subject to the Purchasers written consent, as soon as practicable after Completion, and subject to obtaining the lessor and mortgagee consent where required under the Property Lease, the Vendors will assign their rights and benefits under the Property Lease to SPS Australia with effect from Completion; and

(b)	SPS Australia will accept the assignment, co-operate with the Vendors and the lessor, and will execute any agreements or deeds that may reasonably be required by the lessor as a condition of the lessor’s consent.

Indemnities

12.2	In respect of the Property Lease assigned under clause 12.1:

(a)	the Vendors are responsible for complying with all obligations under the Property Lease in respect of the period up to and including Completion, and will indemnify the Purchaser’s and keep the Purchasers indemnified against all liabilities, claims, demands, actions, suits, proceedings, costs, damages and expenses arising out of or in relation to the non-payment, non-observance, or non-performance of any obligations arising in respect of the Property Lease on and before Completion; and

(b)	SPS Australia will be responsible for complying with all obligations under the Property Lease in respect of the period following Completion, and the Purchasers will indemnify the Vendors against all liabilities, claims, demands, actions, suits, proceedings, costs, damages and expenses arising out of or in relation to the non-payment, non-observance, or non-performance of any obligations arising in respect of the Property Lease after Completion.

12.3	The Vendors will indemnify and agree to keep indemnified the Purchasers for any claim, loss, liability, cost or expense suffered by either of the Purchasers arising out of or in relation to the make-good provisions set out in the Property Lease, if the costs paid by the Purchasers to comply with the make-good provisions are more than AUD 30,000. Any reasonable amount exceeding AUD 30,000 will be reimbursed dollar-for-dollar by the Vendors to the Purchasers within 5 days from the date of the Purchasers’ demand.

Obligations pending assignments

12.4	If the Property Lease is not assigned to SPS Australia on Completion, then, pending the assignment after Completion:

(a)	the Vendors will, to the extent they are lawfully able, procure that the Property Lease continue in full force and effect and will allow SPS Australia to use or occupy the Leasehold Property; and

(b)	SPS Australia will, to the extent it is lawfully able, perform all obligations of the Vendors under the Property Lease in respect of the period following Completion, and the Vendors will, to the extent to which SPS Australia is unable to lawfully perform an obligation or exercise a right of the Vendors under the Property Lease, on the request and at the expense of the Purchasers, perform that obligation or exercise that right.

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December 2014 Sub-lease and Licence rent obligations

12.5	The parties acknowledge and agree that if for the month of December 2014, the Purchasers are required to pay rent in relation to the Property pursuant to the terms of the Property Lease and rent in relation to the premises at 12 Wesley Court, Burwood East, Victoria pursuant to the terms of the Sub-lease and Licence, the Purchaser will:

(a)	not be obliged to comply with the terms of clause 3.1 of the Sub-lease and Licence for the month of December 2014; and

(b)	notwithstanding any term of the Sub-lease and License, pay to LSA on 1 December 2014 a total of AUD 20,000 plus GST, as payment of all rent under the Sub-lease and Licence for the month of December 2014.

12.6	To the extent that the terms of clause 12.5 are inconsistent with the terms of the Sub-lease and Licence, the parties agree that the terms of clause 12.5 will prevail.

13	Contracts

Assignment and novation

13.1	The Vendors will use their best endeavours to effect the assignment of all the Vendors’ interest in, or novation of, the Contracts to or in favour of SPS Commerce, on and from Completion, on terms, taken as a whole, no less favourable than the terms of the relevant Contract and obtain at its own expense any novation, consent or approval required from a third party.

13.2	The Vendors and the Purchasers agree that the Vendors will be deemed to have used their best endeavours in relation to the Contracts, if the Vendors:

(a)	send a letter in a form reasonably agreed by the relevant Vendor and the Purchasers to each party to a Contract; and

(b)	make their officers available to the Purchasers for 90 days from Completion to assist in introducing SPS Commerce to each party to a Contract.

Alternative arrangements

13.3	For any Contract which has not been assigned or novated under clause 13.1 on or before Completion, the Vendors, with effect on and from Completion:

(a)	assign to SPS Commerce all of their rights, title and interest under the Contract where those rights, title and interest may be assigned without the consent of any other party to the Contract; and

(b)	must, for any Contract not falling within clause 13.3(a), to the extent practicable and appropriate to the nature of the Contract, until that assignment or novation occurs:

(i)	grant to SPS Commerce a sub-lease or sub-licence or other right to use or occupy the subject matter of the Contract as if SPS Commerce had the same right, title and interest under the Contract as the Vendors; or

(ii)	hold the benefit of the Contract for SPS Commerce; and

(iii)	provide all necessary assistance to SPS Commerce in enforcing any rights, title or interest of the Vendors under the Contract including making or bringing a Claim as directed by the Purchasers (including in the Vendors’ name) at the Purchasers’ cost.

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Breaches prior to Completion

13.4	The Vendors unconditionally and irrevocably indemnify the Purchasers from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages arising directly or indirectly from any costs, charges and expenses incurred in connection with, any breach of the Contracts by the Vendors on or prior to Completion.

Breaches after Completion

13.5	The Purchasers unconditionally and irrevocably indemnify the Vendors from and against all actions, suits, claims, demands, losses, obligations, Liabilities and damages arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any breach of the Contracts by SPS Commerce after Completion.

GST

13.6	If under any Contract for a taxable supply or a creditable acquisition the Vendors at Completion has not made the supply (or has made only part of it) or has not received the thing to be acquired (or has received only part of it), the Vendors and the Purchasers must, unless they agree to treat a particular supply or acquisition differently, each use best endeavours:

(a)	if a tax invoice has been issued, to have an adjustment note issued by the Vendors to the other party to the Contract or by that party to the Vendors; and

(b)	if SPS Commerce enters into a new arrangement with the other party to the Contract for the supply or acquisition of the same thing (or the remaining part of it), to have a tax invoice for that supply or acquisition issued by SPS Commerce to that party or by that party to SPS Commerce.

13.7	Clause 13.6 does not apply to a supply or acquisition treated by Division 156 of the GST Act as being for a period or on a progressive basis, except in respect of the periodic or progressive component current at Completion.

14	Escrowed Shares

14.1	LSA represents, warrants and covenants to and with the Purchasers that:

(a)	it is acquiring the Escrowed Shares in accordance with this Agreement:

(i)	for investment purposes only;

(ii)	solely for LSA’s own account; and

(iii)	not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the U.S. Securities Act of 1933 or any applicable Australian or state securities law;

37	Asset Purchase Agreement EXECUTION VERSION

(b)	the Escrowed Shares has not been registered for sale under the U.S. Securities Act of 1933 or applicable Australian or state securities laws, and may be sold or transferred only pursuant to registration under the U.S. Securities Act of 1933 and applicable Australian or state securities laws, or pursuant to an opinion of counsel acceptable to the Purchaser Guarantor that such registration is not required, and that a legend to the following effect will be applied to the certificate representing shares of Escrowed Shares issued to LSA (“Certificate”);

“the securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under any foreign or state securities laws. These securities may not be sold, offered for sale or transferred without first obtaining (i) an opinion of counsel satisfactory to the Company that such sale or transfer lawfully is exempt from registration under the Securities Act and under the applicable foreign and state securities laws; or (ii) such registration has occurred”,

(c)	it has such knowledge and experience in financial and business matters that it is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Escrowed Shares and has the net worth to undertake such risks;

(d)	it is an “accredited investor” as defined in Regulation D promulgated under the U.S. Securities Act of 1933;

(e)	it has had access to sufficient information regarding Purchaser Guarantor and its business and condition to make an informed decision to acquire the Escrowed Shares, including, without limitation, publicly available information filed by Purchaser Guarantor with the U.S. Securities and Exchange Commission on or before the Completion Date (including the Risk Factors set forth therein);

(f)	it has performed, to its satisfaction, an independent investigation, examination, analysis and verification of the business, assets, liabilities, operations, prospects and condition (financial or otherwise) of the Purchaser Guarantor;

(g)	it has been provided with adequate access to the personnel, Property, assets, premises, books and records, and other documents and data of the Purchaser Guarantor and has had the opportunity to visit with the Purchaser Guarantor and meet with its representatives to discuss the foregoing matters;

(h)	all materials and information requested by LSA have been provided to LSA to its reasonable satisfaction;

(i)	in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, LSA has relied solely upon its own investigation and the express representations and warranties of the Purchaser Guarantor set forth in this Agreement, and has not relied on any representations, warranties or other statements whatsoever, whether written or oral by the Purchasers, the Purchaser Guarantor, or any person acting on their behalf or otherwise, other than those expressly set forth in this Agreement;

(j)	it will not have any right or remedy arising out of any representation, warranty or statement of the Purchasers or Purchaser Guarantor in relation to the Escrowed Shares that is not set forth in this Agreement.

14.2	LSA acknowledges and agrees that, there are substantial restrictions on the transfer of the Escrowed Shares and LSA may not be able to liquidate an investment in the Escrowed Shares for an indefinite period.

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14.3	The s represent and warrant to LSA, that the Purchaser Guarantor has taken all necessary actions to permit the Purchaser Guarantor to issue the Escrowed Shares and that the Escrowed Shares are duly authorized, validly issued and non-assessable and no person will have any pre-emptive or other similar rights with respect thereof.

14.4	The Purchasers shall indemnify LSA in respect of all reasonable costs associated with the removal of the restrictive legend referred to in clause 14.1(b).

15	Post Completion matters

Preservation of Books and Records

15.1	The Vendors must, for a period of 7 years after the Completion Date, preserve in good order and condition all the Retained Books and Records and must allow the Purchasers and their authorised representatives to have access and to take copies of extracts from the Retained Books and Records at all reasonable times.

Forwarding of correspondence

15.2	For a period of 12 months following Completion, the Vendors must forward to the Purchasers all notices, correspondence, information or enquiries received by the Vendors in relation to the Business.

Financing Change Statement

15.3	The Vendors must procure that, within 10 Business Days after the Completion Date, each Security Interest Holder registers a Financing Change Statement as required under the PPSA to reflect the release of the relevant Assets from all Security Interests other than Permitted Security Interests.

Taxation information

15.4	The Vendors must, within 20 Business Days after the Completion Date, deliver to the Purchasers:

(a)	all relevant information in an appropriate form relevant to determining the Assets on Completion that constitute work that satisfies section 25-95(3)(b) of the Income Tax Assessment Act 1997 (Cth); and

(b)	a document containing such information as will enable the Purchasers to work out how section 40-75(5) and (6) of the Income Tax Assessment Act 1997 (Cth) will apply to the Purchasers in respect of the Assets.

15.5	The Vendors do not represent or warrant that a Purchaser will be entitled to any taxation relief, concession or other benefit in respect of the Assets.

Access to Books and Records

15.6	The Purchasers must, for a period of 7 years after the Completion Date, preserve in good order and condition all the Books and Records and must allow the Vendor and its authorised Representatives to have access and to take copies of extracts from the Books and Records at all reasonable times to enable the Vendors to comply with its obligations pursuant to any applicable law or regulation, provided that the Vendors pay all reasonable costs incurred by the Purchasers in doing so.

39	Asset Purchase Agreement EXECUTION VERSION

Discharge of guarantees

15.7	The Purchasers will use their best endeavours to procure that all bonds, guarantees and any other securities provided by the Vendors (or a Related Body Corporate of the Vendors) that exclusively relate to the Business, including without limitation, securities that relate to:

(a)	the Property Lease;

(b)	the supply of services to the Leasehold Property or the Business; or

(c)	any of the Contracts;

are refunded or released on Completion. The Purchasers will enter into substitute guarantees or lodge or provide substitute bonds, deposits or other securities for like amounts.

15.8	If a Claim is made under any bond, guarantees or any other security referred to in clause 15.7 following Completion but before release of that bond, guarantee or other security, the Purchasers will indemnify the Vendors in respect of the amount of the Claim, but only to the extent that the Claim relates to a matter which has occurred after Completion.

15.9	If a Claim is made under any bond, guarantees or any other security referred to in clause 15.7 following Completion whether before or after release of that bond, guarantee or other security, the Vendors will indemnify the Purchasers in respect of the amount of the Claim, but only to the extent that the Claim relates to a matter which has occurred prior to Completion.

Vendors’ Insurance

15.10	Following Completion for a period of two years, the Vendors will have in place all necessary professional indemnity insurance to a level substantially similar to that which was in place prior to Completion to cover any and all professional indemnity claims that would have been covered by the policy prior to Completion, that may arise post-Completion, but relate to the period prior to Completion.

16	Goods and Services Tax

Adjustment for GST

16.1	If a Supply made under or in connection with this Agreement is a Taxable Supply under the GST Act (which the Vendors may, without prejudice to any other means of establishing that fact, establish by provision to the Purchasers of an assessment, ruling or any other demand by the Commissioner of Taxation), then the recipient of the Supply will pay the supplier any GST Amount for which the supplier becomes liable, calculated as:

A × R

where:

A is the Consideration for the sale of the Business pursuant to the terms of this Agreement; and

R is the rate of GST,

plus one half (50%) of all penalties and general interest charges under the GST Act in relation thereto.

40	Asset Purchase Agreement EXECUTION VERSION

16.2	Subject to clause 16.4, the payment covered by clause 16.1 must be made by the recipient in cash to the supplier at the same time as making payment of any Consideration on which the supplier’s GST liability is calculated.

16.3	The recipient must pay any GST Amount it is required to pay under this Agreement in full and without deduction, despite any entitlement that it may have to a credit or offset.

Tax invoice and input tax credit

16.4	The recipient is not obliged to pay any GST Amount to the supplier until:

(a)	the supplier has issued a valid Tax Invoice for the relevant Taxable Supply; and

(b)	the recipient has obtained the full benefit of any input tax credit for the GST Amount (whether by way of a credit against a GST liability or a refund).

Adjustment Event

16.5	If at any time an adjustment is made or required to be made between the supplier or any other payer of GST and the relevant taxing authority on account of any amount paid as GST as a consequence of any Taxable Supply made or deemed to be made under or in connection with this Agreement by the supplier, a corresponding adjustment must be made between the supplier and the recipient and any payment necessary to give effect to the adjustment must be made.

GST Warranty

16.6	Each Purchaser warrants to the Vendors that:

(a)	SPS Commerce has filed its registration under the GST Act; and

(b)	no circumstances exist at the Completion Date which would require the Commissioner of Taxation to cancel that registration.

17	Warranties and indemnity

Vendors’ Warranties

17.1	The Vendors represent, warrant and covenant to and with the Purchasers that each statement contained in Part A of Schedule 1 (each a “Warranty”) is now and will be true, accurate and not misleading at Completion (except that where any such statement is expressed to be made only at a particular date it is given only at that date).

17.2	Each Warranty is separate and independent and unless expressly provided is not limited by reference to any other Warranty or provision of this Agreement.

17.3	Where any statement in the Warranties is qualified by the expression “so far as the Vendors are aware” or “to the best of the Vendors’ knowledge and belief” or any similar expression, or any similar expression referring to the Vendors or the Vendor Guarantors’ awareness or knowledge, that statement will be deemed to include an additional statement that it has been made after due and careful enquiry and includes all matters, events or circumstances of which the Vendors or the Vendor Guarantors should reasonably be aware or know (excluding patent searches).

41	Asset Purchase Agreement EXECUTION VERSION

17.4	Where any statement in the Warranties is qualified by the expression “fairly and accurately” or any similar expression that statement will be deemed to include an additional statement that sufficient detail has been provided to identify the nature and scope of the matters disclosed.

17.5	The Purchasers represent to the Vendors that, as at the Completion Date, it is not aware of any matter or thing that would entitle a Purchaser to make a Claim against the Vendors in respect of any Warranty.

Vendor Guarantor Warranties

17.6	Each Vendor Guarantor represents, warrants and covenants to and with the Purchasers that each statement contained in Part B of Schedule 1 is now and will be true, accurate and not misleading at Completion (except that where any such statement is expressed to be made only at a particular date it is given only at that date).

Reliance

17.7	The Vendors and the Vendor Guarantors acknowledge that the Purchasers have been induced to enter into this Agreement by the Warranties and the Vendor Guarantor Warranties and has fully relied upon the truth and accuracy of the Warranties and the Vendor Guarantor Warranties.

Disclosure Material

17.8	The Warranties are subject only to the extent of matters fairly and accurately disclosed in the Disclosure Material.

17.9	No other information relating to the Vendors, the Business or the Assets, of which a Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of a Purchaser will prejudice any claim made by the Purchasers under the Warranties or operate to reduce any amount recoverable by the Purchasers.

Indemnity

17.10	The Vendors indemnify the Purchasers from and against all proceedings, actions, claims, demands, losses (including any decrease in the value of the Assets, whether or not realised), Liabilities, damages, costs and expenses which may be made or brought against or suffered or incurred by a Purchaser, and which arise directly or indirectly out of or in connection with any Warranty being untrue, inaccurate or misleading, or any breach of this Agreement by the Vendors (“Indemnified Matters”) whether or not the Indemnified Matters are in the parties’ reasonable contemplation as at the date of this Agreement.

17.11	The liability of the Vendor or Vendor Guarantor in respect of any Indemnified Matters will be reduced or extinguished to the extent that the Indemnified Matter has arisen from any breach by a Purchaser of this Agreement or from a Purchaser’s fraud, dishonesty, deliberate misconduct, or negligent act or omission.

Prompt disclosure of breach

17.12	The Vendors must immediately disclose to the Purchasers anything which may arise or become known to it which:

(a)	is a breach of or is inconsistent with any Warranty; or

42	Asset Purchase Agreement EXECUTION VERSION

(b)	has or is likely to have, an adverse effect on the financial position or prospects of the Business.

Assignment of Warranties

17.13	The benefit of the Warranties may not be assigned in whole or in part.

Warranty/indemnity payments

17.14	If any sum payable by the Vendors to the Purchasers under this clause 17 is subject to Tax (whether by way of deduction or withholding or direct assessment of the Purchasers), the sum must be increased by the amount necessary to ensure that after deduction, withholding or payment of Tax, the Purchasers will receive an amount equal to the sum otherwise required to be made.

Reduction of Purchase Price

17.15	Any monetary compensation received by a Purchaser as a result of any Claim will be in reduction and refund of the Purchase Price.

Limitations and exclusions to apply

17.16	Clause 22 will apply to this clause in respect of the liability of the Vendors or Vendor Guarantor under this clause 17.

No rescission

17.17	The Purchasers have no right to rescind or terminate this Agreement after Completion by reason of any breach of any of the Warranties.

18	Vendor Guarantee and indemnity

Consideration

18.1	Each Vendor Guarantor agrees that it has entered into this Agreement for valuable consideration including the Purchasers entering into this Agreement.

Guarantee

18.2	Each Vendor Guarantor unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance by the Vendors of the Guaranteed Obligations.

Vendor right to demand

18.3	If the Vendors default in the performance of the Guaranteed Obligations in accordance with this Agreement, the Vendor Guarantors must perform the Guaranteed Obligations immediately on demand by the Purchasers.

Principal debtor

18.4	If the Guaranteed Obligations are not fully enforceable against or not fully recoverable from the Vendor as debtor or from the Vendor Guarantors as surety for any reason, including:

(a)	any legal limitation, disability or lack of capacity, power or authority affecting the Vendors or the Vendor Guarantors or an improper exercise of power or authority by any person; or

43	Asset Purchase Agreement EXECUTION VERSION

(b)	any provision of this Agreement or any transaction relating to the Guaranteed Obligations being or becoming void, voidable, unenforceable or time-barred,

the Guaranteed Obligations:

(c)	are recoverable from, or enforceable against, the Vendor Guarantors as though they had been incurred and owing by the Vendor Guarantors and the Vendor Guarantors were the sole and principal debtors in respect of the Guaranteed Obligations; and

(d)	must be paid or performed by the Vendor Guarantors immediately on demand by the Purchasers.

Indemnity

18.5	The Vendor Guarantors unconditionally and irrevocably indemnify the Purchasers against all Claims arising directly or indirectly from, or which a Purchaser suffers or incurs in connection with:

(a)	the failure of the Vendor Guarantors or the Vendors to duly and punctually comply with or perform their obligations or purported obligations under or in connection with this Agreement;

(b)	any representation or warranty made by the Vendor Guarantors or the Vendors under this Agreement being or becoming untrue or misleading; or

(c)	the exercise or attempted exercise by a Purchaser of a right or power under this clause 18.

18.6	The indemnity in clause 18.5 remains in effect even if the guarantee under clause 18.2 is not or ceases to be valid or enforceable against the Vendor Guarantors for any reason.

18.7	The Vendor Guarantors must immediately on demand by a Purchaser pay to the Purchasers any amount certified by the Purchasers as payable under clause 18.5.

Continuing and independent guarantee and indemnity

18.8	The guarantees and indemnities in this clause 18:

(a)	are continuing obligations;

(b)	survive termination of this Agreement;

(c)	extend to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Vendor Guarantors;

(d)	are independent of, and not in substitution for or affected by, another security interest or guarantee or other document or agreement which a Purchaser or another person may hold concerning the Guaranteed Obligations; and

(e)	continue in full force and effect until all of the Guaranteed Obligations and all of the Vendor Guarantors’ obligations under or in connection with this Agreement have been irrevocably performed in full, regardless of any intermediate payment or discharge in whole or in part.

44	Asset Purchase Agreement EXECUTION VERSION

Enforcement against the Vendor Guarantor

18.9	The Purchasers may enforce this clause 18 against the Vendor Guarantors without first having to resort to any other guarantee or security interest or other agreement relating to the Guaranteed Obligations.

18.10	Each Vendor Guarantor waives any rights that it may have of first requiring the Purchasers (or any other person for whose benefit the guarantee and indemnity in this clause 18 is given) to commence proceedings, or enforce any other right, against the Vendors or any other person before claiming under this clause 18.

Obligations of Vendor Guarantors unaffected

18.11	The Vendor Guarantors’ obligations under this Agreement are not released or discharged by:

(a)	an Insolvency Event occurring in respect of the Vendors or either of the Vendor Guarantors;

(b)	any time, waiver, consent, indulgence or other concession granted to the Vendors;

(c)	a release, forbearance to sue, discharge, relinquishment, compounding or compromising of the obligations of any party to this Agreement or of the Purchasers or in respect of the Guaranteed Obligations;

(d)	any change in the constitution of the Vendors or the Vendor Guarantors or their absorption in, amalgamation with or merger into, or the acquisition of all or part of their undertaking by, any other person;

(e)	an amendment of, supplement to or replacement of the obligations of any party to this Agreement including any amendment, supplement or replacement under which the Vendors’ obligations are increased, the Vendors incur additional obligations or the time and method of payment by the Vendors is varied;

(f)	an obligation of any party to this Agreement being or becoming illegal, void, voidable or unenforceable (regardless of whether by reason of a legal limitation, disability or incapacity on the part of a Purchaser and whether this Agreement is void ab initio or is subsequently avoided);

(g)	any part of the Guaranteed Obligations being or becoming irrecoverable or never having been recoverable;

(h)	a rule of law or equity to the contrary;

(i)	the partial performance of the Guaranteed Obligations;

(j)	a Purchaser granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Vendors or the Vendor Guarantors of any obligation; or

(k)	another thing happening that might otherwise release, discharge or affect the obligations of the Vendor Guarantors under this Agreement.

Vendor Guarantors’ agreement

18.12	Each Vendor Guarantor agrees that in entering into this Agreement and in proceeding to Completion, it has not relied on any statement, representation, warranty, inducement, condition, forecast or other conduct which may have been made by or on behalf of any Relevant Party.

45	Asset Purchase Agreement EXECUTION VERSION

Limitations and exclusions to apply

18.13	Clause 22 will apply to this clause in respect of the Liability of the Vendor Guarantors under this clause 18.

19	Purchaser Warranties

Warranties

19.1	Each Purchaser represents and warrants to the Vendors that each of the following statements (“Purchaser Warranties”) is true and correct immediately before Completion:

(a)	it has full power and authority to enter into and perform this Agreement;

(b)	it has taken all necessary action to authorise its entry into, delivery and performance of this Agreement;

(c)	the entry into and performance of this Agreement does not breach:

(i)	any obligation (including any statutory, contractual or fiduciary obligation) of the Purchasers;

(ii)	any law; or

(iii)	the constitution of the Purchasers,

(d)	it is able to pay its debts as and when they fall due;

(e)	is not insolvent or presumed to be insolvent under any law;

(f)	is not insolvent under administration as defined in section 9 of the Corporations Act 2001 (Cth) or has not taken any action which could result in that event; and

(g)	no litigation, arbitration, mediation, conciliation, criminal or administrative proceedings are current, pending or (to the knowledge of any of its officers after due inquiry) threatened which, if adversely determined, could have a material adverse effect on its ability to perform its obligations under this Agreement.

Warranties independent

19.2	Each of the Purchaser Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser Warranty.

Reliance

19.3	The Vendors acknowledge that in entering into the Agreement, the Vendors have relied on the Purchaser Warranties.

Warranties remain in effect

19.4	Each of the Purchaser Warranties remains in full force and effect after Completion.

46	Asset Purchase Agreement EXECUTION VERSION

Warranties not affected by investigations

19.5	Each of the Purchaser Warranties is not affected by any investigation made by or on behalf of the Vendors.

20	Purchaser Guarantee and indemnity

Consideration

20.1	The Purchaser Guarantor agrees that it has entered into this Agreement for valuable consideration including the Vendors entering into this Agreement.

Guarantee

20.2	The Purchaser Guarantor unconditionally and irrevocably guarantees to the Vendors the due and punctual performance by the Purchasers of the Purchaser Guaranteed Obligations.

Vendors right to demand

20.3	If á Purchaser defaults in the performance of the Purchaser Guaranteed Obligations in accordance with this Agreement, the Purchaser Guarantor must perform the Purchaser Guaranteed Obligations immediately on demand by the Vendors.

Principal debtor

20.4	If the Purchaser Guaranteed Obligations are not fully enforceable against or not fully recoverable from the Purchasers as debtor or from the Purchaser Guarantor as surety for any reason, including:

(a)	any legal limitation, disability or lack of capacity, power or authority affecting a Purchaser or the Purchaser Guarantor or an improper exercise of power or authority by any person; or

(b)	any provision of this Agreement or any transaction relating to the Purchaser Guaranteed Obligations being or becoming void, voidable, unenforceable or time-barred,

the Purchaser Guaranteed Obligations:

(c)	are recoverable from, or enforceable against, the Purchaser Guarantor as though they had been incurred and owing by the Purchaser Guarantor and the Purchaser Guarantor were the sole and principal debtors in respect of the Purchaser Guaranteed Obligations; and

(d)	must be paid or performed by the Purchaser Guarantor immediately on demand by the Vendors.

Indemnity

20.5	The Purchaser Guarantor unconditionally and irrevocably indemnifies the Vendors against all Claims arising directly or indirectly from, or which the Vendors suffer or incurs in connection with:

47	Asset Purchase Agreement EXECUTION VERSION

(a)	the failure of the Purchaser Guarantor or a Purchaser to duly and punctually comply with or perform their obligations or purported obligations under or in connection with this Agreement;

(b)	any representation or warranty made by the Purchaser Guarantor or a Purchaser under this Agreement being or becoming untrue or misleading; or

(c)	the exercise or attempted exercise by the Vendors of a right or power under this clause 20.

20.6	The indemnity in clause 20.5 remains in effect even if the guarantee under clause 20.2 is not or ceases to be valid or enforceable against the Purchaser Guarantor for any reason.

20.7	The Purchaser Guarantor must immediately on demand by the Vendors, pay to the Vendors any amount certified by the Vendors as payable under clause 20.5.

Continuing and independent guarantee and indemnity

20.8	The guarantees and indemnities in this clause 20:

(a)	are continuing obligations;

(b)	survive termination of this Agreement;

(c)	extend to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Purchaser Guarantor;

(d)	are independent of, and not in substitution for or affected by, another security interest or guarantee or other document or agreement which a Purchaser or another person may hold concerning the Purchaser Guaranteed Obligations; and

(e)	continue in full force and effect until all of the Purchaser Guaranteed Obligations and all of the Purchaser Guarantor obligations under or in connection with this Agreement have been irrevocably performed in full, regardless of any intermediate payment or discharge in whole or in part.

Enforcement against the Purchaser Guarantor

20.9	The Vendors may enforce this clause 20 against the Purchaser Guarantor without first having to resort to any other guarantee or security interest or other agreement relating to the Purchaser Guaranteed Obligations.

20.10	The Purchaser Guarantor waives any rights that it may have of first requiring the Vendors (or any other person for whose benefit the guarantee and indemnity in this clause 20 is given) to commence proceedings, or enforce any other right, against a Purchaser or any other person before claiming under this clause 20.

Obligations of Purchaser Guarantors unaffected

20.11	The Purchaser Guarantors’ obligations under this Agreement are not released or discharged by:

(a)	an Insolvency Event occurring in respect of a Purchaser or the Purchaser Guarantor;

(b)	any time, waiver, consent, indulgence or other concession granted to a Purchaser;

48	Asset Purchase Agreement EXECUTION VERSION

(c)	a release, forbearance to sue, discharge, relinquishment, compounding or compromising of the obligations of any party to this Agreement or of a Purchaser or in respect of the Purchaser Guaranteed Obligations;

(d)	any change in the constitution of a Purchaser or the Purchaser Guarantor or their absorption in, amalgamation with or merger into, or the acquisition of all or part of their undertaking by, any other person;

(e)	an amendment of, supplement to or replacement of the obligations of any party to this Agreement including any amendment, supplement or replacement under which a Purchaser’s obligations are increased, a Purchaser incurs additional obligations or the time and method of payment by a Purchaser is varied;

(f)	an obligation of any party to this Agreement being or becoming illegal, void, voidable or unenforceable (regardless of whether by reason of a legal limitation, disability or incapacity on the part of a Purchaser and whether this Agreement is void ab initio or is subsequently avoided);

(g)	any part of the Purchaser Guaranteed Obligations being or becoming irrecoverable or never having been recoverable;

(h)	a rule of law or equity to the contrary;

(i)	the partial performance of the Purchaser Guaranteed Obligations;

(j)	the Vendors granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing a Purchaser or the Purchaser Guarantors of any obligation; or

(k)	another thing happening that might otherwise release, discharge or affect the obligations of the Purchaser Guarantor under this Agreement.

Purchaser Guarantors’ agreement

20.12	The Purchaser Guarantor agrees that in entering into this Agreement and in proceeding to Completion, it has not relied on any statement, representation, warranty, inducement, condition, forecast or other conduct which may have been made by or on behalf of any Relevant Party.

Limitations on Purchasers and Purchaser Guarantor’s liability

20.13	The Purchaser’s and Purchaser Guarantor’s total aggregate Liability for all Claims for breach of the Purchaser Warranties, including any Claim arising from a breach by a Purchaser or Purchaser Guarantor of a provision of this Agreement, is limited to an amount equal to the Purchase Price.

20.14	The Vendors may not make or bring, and the Purchasers and Purchaser Guarantor are not liable to the Vendors for, any Claim under or in connection with a breach of the Purchaser Warranties, or arising from a breach by a Purchaser or the Purchaser Guarantor of a provision of this Agreement unless and until the aggregate amount of all Claims exceeds AUD100,000, in which case the Purchasers will be liable for the whole amount and not merely the excess over AUD100,000.

20.15	The Vendors may not make or bring, and the Purchasers and Purchaser Guarantor are not liable to the Vendors, for any Claim under or in connection with a breach of the Purchaser Warranties, or arising from a breach by a Purchaser or the Purchaser Guarantor of a provision of this Agreement, unless the Claim has been notified to the Vendors within 24 months from the Completion Date.

49	Asset Purchase Agreement EXECUTION VERSION

20.16	For the avoidance of doubt, if one Vendor makes or brings a Claim (“Claiming Vendor”) against the Purchasers in respect of any matter under or in connection with this Agreement, the other Vendor may not make or bring the same Claim against the Purchasers, regardless of whether the Claiming Vendor is successful in obtaining an appropriate remedy for that Claim.

21	Non-compete

General obligations

21.1	Subject to clause 21.5, the Vendors must not and must use its best endeavours to ensure that each of the Vendor Associates do not directly or indirectly, whether solely or jointly with any other person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise:

(a)	for a period of 5 years after Completion, within any country in which the Business has been conducted carry on or be engaged or involved in any trade, business or undertaking which is in competition with the Business;

(b)	for a period of 5 years after Completion canvass, solicit, or entice away from the Purchasers or the Business the custom of any person who as at Completion or at any time during the period of 12 months prior to Completion was a client, customer, identified prospective customer, representative or agent or correspondent of the Vendors or the Business or was in the habit of dealing with the Vendors or the Business;

(c)	for a period of 5 years after Completion, employ, solicit, entice away from the Purchasers or the Business any person who as at Completion or at any time during the period of 12 months prior to Completion was an officer, manager, consultant or employee of the Vendors or the Business whether or not that person would commit a breach of contract by reason of leaving a Purchaser or the Business;

(d)	at any time after Completion use or disclose, or permit any other person to use or disclose any Confidential Information (not being information which is or becomes available to the public other than by reason of a breach of this clause);

(e)	use or register at any future time a name or trade mark which includes all or part of any Business Name, Trade Mark or any name of the Business, or any confusingly similar word or words in such a way as to be capable of or likely to be confused with the Business Names, Trade Marks or names of the Business;

(f)	without the consent of the Purchasers (which consent shall not be unreasonably withheld) be employed or engaged in any company, firm or business which is a supplier to or a customer of the Business;

(g)	in the course of carrying on any trade or business, claim, representation or otherwise indicate any present association with the Business or for the purpose of obtaining or retaining any business or custom, claim, representation; or

50	Asset Purchase Agreement EXECUTION VERSION

(h)	attempt, counsel, procure or otherwise assist any person to do any of the acts in clauses 21.1(a) to (g).

Specific obligation with respect to certain Employees

21.2	The Vendors must use their best endeavours to enforce any post-employment restraint in respect of the Business entered into by any Employees of LSA as at 1 October 2014 to whom an offer of employment was made pursuant to clause 7 of this Agreement, but who did not accept that offer.

Penalty for breach

21.3	If the Vendors fail to comply with clause 21.1(c) and as a result, the Vendor or a Vendor Associate employs, solicits, or entices away, any person who, as at Completion or at any time during the period of 12 months prior to Completion, was an officer, manager, consultant or employee of the Vendors or the Business, the Vendors will pay on demand to the Purchaser, an amount equal to five times the relevant officer, manager, consultant or employee’s salary during the 12 months prior to Completion. This clause 21.3 does not apply to employees who were not offered employment by SPS Australia pursuant to clause 7, nor does it apply to Kelvin Needham, Scott Needham or Joshua Landau.

Restraints fair and reasonable

21.4	The Vendors acknowledge that:

(a)	the covenants given in clause 21.1 are material to the Purchasers’ decision to enter into this Agreement; and

(b)	the restraints contained in clause 21.1 are:

(i)	fair and reasonable regarding the subject matter, area and duration; and

(ii)	reasonably required by the Purchasers to protect the Business and the Assets.

Exceptions

21.5	Nothing in this clause 21 prevents the Vendors from holding for investment purposes only marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere being collectively not more than 5% of the issued share capital of the listed company.

21.6	Nothing in clause 21.1(c) prevents the Vendors or the Vendor Associates from employing the following persons after Completion:

(i)	Kelvin Needham;

(ii)	Scott Needham;

(iii)	Joshua Landau; or

(iv)	Delong Huang.

Severability

21.7	Each of the obligations set out in clause 21.1 is severable and independent so that if clauses 21.1 or any part of it is unenforceable then that clause or part will be deemed eliminated or modified to the extent necessary to make this Agreement or that clause or part enforceable.

51	Asset Purchase Agreement EXECUTION VERSION

22	Limitations on Liability

Disclosure and knowledge limitations

22.1	A Purchaser may not make or bring a Claim in respect of any matter, and agrees the Warranties are given subject to all matters:

(a)	contained in the Disclosure Material; and

(b)	which are or would be revealed by a search on the day that is five Business Days before the date of this Agreement of records open for public inspection, including those maintained by:

(i)	the PPS Register;

(ii)	ASIC;

(iii)	the High Court, Federal Court or any Supreme Court of any State or Territory; and

(iv)	IP Australia.

Limitations on quantum

22.2	The Vendors’ total aggregate Liability for all Claims, including any Warranty Claim, is limited as follows:

(a)	in respect of any Claim for breach of Schedule 1 Part A clauses 1.1, 1.2, 1.3, 1.4, 1.5 1.6, 3.1, 3.6 and 3.8 to an amount equal to the Purchase Price; and

(b)	in respect of all other Claims under or in connection with this Agreement, to an amount equal to 50% of the Purchase Price.

22.3	A Purchaser may not make or bring, and the Vendors are not liable to the Purchasers for, any Claim under or in connection with this Agreement unless and until the aggregate amount of all Claims exceeds AUD100,000, in which case the Vendors will be liable for the whole amount and not merely the excess over AUD100,000.

Time limit on Claims

22.4	A Purchaser may not make or bring, and the Vendors are not liable to the Purchasers for any Claim under or in connection with this Agreement including any Warranty Claim (other than a Claim in relation to a breach of a Tax Warranty), unless the Claim has been notified to LSA in accordance with clause 22.7 and/or clause 22.8 (as applicable) within 24 months from the Completion Date.

22.5	A Purchaser may not make or bring, and the Vendors are not liable to the Purchasers for any Claim in relation to a breach of a Tax Warranty under or in connection with this Agreement, unless the Claim has been notified to LSA in accordance with clause 22.7 and/or clause 22.8 (as applicable) within 6 years from the Completion Date.

52	Asset Purchase Agreement EXECUTION VERSION

22.6	A Purchaser may not make or bring, and the Vendors are not liable to the Purchasers for, any Claim under or in connection with clauses 22.4 and 22.5 of this Agreement, if legal proceedings in respect of that Claim have not been commenced against the Vendor by being validly served on the Vendor within 3 months of LSA receiving notice.

Notice of Claims

22.7	If a Purchaser becomes aware of any matter that gives or may give rise to a Claim under or in connection with this Agreement:

(a)	the Purchasers must give notice of the Claim to LSA no later than 20 Business Days after a Purchaser becomes aware of the matter on which the Claim is based;

(b)	the notice must contain:

(i)	full details of the matter that gives or may give rise to the Claim;

(ii)	if it is alleged that the matter referred to in clause 22.7(b)(i) constitutes a breach of this Agreement, the basis for that allegation; and

(iii)	if reasonably practicable, an estimate of the amount of the loss or damage, if any, arising out of the Claim or the matter that gives or may give rise to the Claim; and

(c)	the Purchasers must provide any documentation and information in relation to the Claim to LSA and must procure that, following a written request from LSA, the Vendor and its Representatives are provided with reasonable and prompt access to the Employees, Books and Records and the premises owned or occupied by the Purchasers for the purpose of evaluating and considering the Claim.

Third Party Claims

22.8	If the matter that gives or may give rise to a Claim under or in connection with this Agreement arises in connection with a Claim by a third party against a Purchaser or a Liability of a Purchaser to a third party that may lead to Liability on the part of the Vendors under this Agreement (“Third Party Claim”) then:

(a)	the Purchasers must notify LSA of the Third Party Claim within 20 Business Days of it becoming aware of the existence of the Third Party Claim;

(b)	at the direction and expense of LSA, the Purchasers must either:

(i)	take such action (including legal proceedings or making claims under any insurance policies) as LSA may require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; or

(ii)	allow LSA to take over the conduct of the Third Party Claim and the Purchasers:

(A)	must co-operate with LSA and do all things requested by LSA in respect of the Third Party Claim; and

(B)	agrees that LSA may, with the prior written consent of the Purchasers, take such action as it may determine regarding the Third Party Claim, including negotiating, defending, settling, compromising and appealing the Third Party Claim; and

53	Asset Purchase Agreement EXECUTION VERSION

(c)	a Purchaser must not settle, make any admission of Liability or compromise any Third Party Claim, or any matter which gives or may give rise to a Third Party Claim, without the prior written consent of LSA.

22.9	LSA must, when taking action pursuant to a Third Party Claim under clause 22.8, keep the Purchasers regularly informed of the progress of the Claim, and ensure that the goodwill of the Business and the Purchasers is preserved.

Other limitations

22.10	A Purchaser may not make or bring, and the Vendors are not liable to the Purchasers for, any Claim under or in connection with this Agreement:

(a)	failure to comply with notice provisions: if a Purchaser has failed to comply in any material respect with clause 22.7 or clause 22.8 (as applicable), but only to the extent the amount of the Claim is increased as a result of a Purchaser’s failure to comply with clause 22.7 or clause 22.8 (as applicable);

(b)	authorised acts or omissions: to the extent that the Claim arises from, or to the extent the amount of the Claim is increased as a result of, an act or omission:

(i)	carried out at the request or with the approval of a Purchaser or any of its Related Bodies Corporate or Representatives prior to Completion;

(ii)	carried out by a Purchaser or any of its Related Bodies Corporate or Representatives after Completion (which does not include the making of a Claim or commencement of proceedings); or

(iii)	which is expressly authorised or required by this Agreement;

(c)	provision in Accounts or Final Completion Accounts: to the extent that allowance, provision or reserve has been made (or otherwise taken account of or reflected) for any matter that gives or may give rise to the Claim in the Accounts or in the Final Completion Accounts;

(d)	future events: in respect of any failure to achieve any forecast or representation as to future events (except to the extent that any forecast or representation is fraudulent or intentionally misleading); or

(e)	changes in law: if the Claim arises as a result of or would not have arisen except as a result of:

(i)	the enactment or amendment of any legislation (including legislation which takes effect retrospectively);

(ii)	any change in the judicial interpretation of any law;

(iii)	any judgement that is delivered (other than any judgment in relation to a Claim under or in connection with this Agreement); or

(iv)	any change in the practice, policy or rulings of any Government Agency,

in each case after the date of this Agreement.

54	Asset Purchase Agreement EXECUTION VERSION

Third party recovery

22.11	Where a Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (including from an insurer or under an indemnity or guarantee) in relation to any matter for which a Claim is or could be made or brought against the Vendors by a Purchaser, the Vendors are not liable for that Claim unless:

(a)	the Purchasers demand against that third party and uses its best endeavours to obtain an appropriate remedy for that demand before making or bringing the Claim, and any sum recovered will reduce the amount of that Claim; and

(b)	the Purchasers assign to the Vendors the benefit it may receive of any debts, claims or other actions from any third party, in respect of a Claim that has already been satisfied by the Vendors.

22.12	If the Vendors have paid any amount to a Purchaser in respect of any Claim under or in connection with this Agreement, and a Purchaser receives any sum (whether by payment, discount, credit or otherwise) in respect of the same matter giving rise to the Claim from any third party (including from an insurer or under an indemnity or guarantee), then the Purchasers must pay to the Vendors an amount equal to the lesser of:

(a)	the amount paid by the Vendors in respect of the Claim; and

(b)	the value of the sum received from the third party.

No double recovery

22.13	The Purchasers will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, Liability or breach of this Agreement.

22.14	For the avoidance of doubt, if one Purchaser makes or brings a Claim (“Claiming Purchaser”) against the Vendors in respect of any matter under or in connection with this Agreement, the other Purchaser may not make or bring the same Claim against the Vendors, regardless of whether the Claiming Purchaser is successful in obtaining an appropriate remedy for that Claim.

Consequential loss

22.15	The Vendors will not be liable to make any payment (whether by way of damages or otherwise to the Purchaser) for any indirect or consequential loss or loss of profits suffered by a Purchaser, arising under this Agreement, unless the indirect or consequential loss or loss of profits suffered by a Purchaser relates to a breach by the Vendors of the confidentiality provisions set out in clause 23 of this Agreement.

Exceptions

22.16	None of the limitations on the Liability of the Vendors set out in this clause 22 apply to any Claims against the Vendors to the extent that the Liability of the Vendors in respect of that Claim arises from the Vendors’ fraud, dishonesty or deliberate misconduct.

22.17	Clause 22.3, 22.4, 22.5 and 22.6 will not apply to any Claims arising under any of the indemnities given by either or both of the Vendors in favour of the Purchasers in clauses 7.10, 8.2, 9.5, 12.2(a), 12.3, 13.4, 15.9 or 17.10 of this Agreement.

55	Asset Purchase Agreement EXECUTION VERSION

23	Confidentiality and announcements

Provisions to remain confidential

23.1	Subject to clauses 23.2 and 23.3, neither party may disclose without the other party’s prior written consent:

(a)	the content or effect of this Agreement; or

(b)	any Confidential Information.

Permitted disclosures

23.2	A party may disclose matters referred to in clause 23.1:

(a)	to those of its employees, officers, professional or financial advisers and bankers as that party reasonably thinks necessary but only on a strictly confidential basis; or

(b)	if required by law, after the form and terms of that disclosure have been notified to the other party (if legally permitted) and the other party has had a reasonable opportunity to comment on the form and terms.

Announcements

23.3	A party may make announcements or statements at any time in the form and on the terms previously agreed by the parties in writing.

24	Notices

Requirements

24.1	All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as that party may notify to the other party:

to the Vendors:

Address:

30 Cotham Road, Kew VIC 3151, Australia

Attention:

Scott Needham

Email:

scott.needham@leadingtechnology.com

and

Address:

Level 5, North Building, 333 Collins Street, Melbourne VIC 3000, Australia

56	Asset Purchase Agreement EXECUTION VERSION

Attention:

Peter Tunjic

Email:

peter@tunjic.com

to the Vendor Guarantors:

Address:

12 Tennyson St, Kew VIC 3101, Australia

Attention:

Scott Needham

Email:

scott.needham@leadingtechnology.com

and

Address:

Level 5, North Building, 333 Collins Street, Melbourne VIC 3000, Australia

Attention:

Peter Tunjic

Email no:

peter@tunjic.com

to a Purchaser:

Address:

333 South Seventh Street, Suite 1000, Minneapolis, MN 55402, USA

Attention:

General Counsel

Facsimile no:

612 435 9401

to the Purchaser Guarantor:

Address:

333 South Seventh Street, Suite 1000, Minneapolis, MN 55402, USA

Attention:

General Counsel

Facsimile no:

612 435 9401

57	Asset Purchase Agreement EXECUTION VERSION

with a copy to:

Address:

333 South Seventh Street, Suite 1000, Minneapolis, MN 55402, USA

Attention:

Mr Boyd Johnson

Facsimile no:

612 435 9401

with a copy to:

Address:

Level 28, AMP Centre, 50 Bridge Street, Sydney, NSW, Australia 2000

Attention:

Mr Ben McLaughlin & Ms Candice Heggelund

Facsimile no:

+61 2 9225 1595

(c)	signed by the party or where the sender is a company by an officer of that company or under the common seal of that company; and

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia), email or facsimile.

24.2	A notice sent to SPS Commerce will be deemed to be valid notice provided to both Purchasers in accordance with the terms of this clause 24.

Receipt

24.3	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(a)	if sent by hand when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)	if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a Business Day, or after 5.00 pm on a Business Day, the notice is deemed to be duly received by the recipient at 9.00 am on the first Business Day after that day.

58	Asset Purchase Agreement EXECUTION VERSION

25	General Provisions

Costs

25.1	Each party must pay its own costs in respect of this Agreement and the documents contemplated by this Agreement except that the Purchasers must pay all stamp duty payable on this Agreement and the transfer of the Assets.

25.2	For the avoidance of doubt, the Purchasers are responsible only in relation to stamp duty in connection with this Agreement and the transfer of Assets, and is not responsible for any taxes, costs or payments associated with the transfer of any of the Escrowed Shares.

Non-merger

25.3	The Warranties, other representations and covenants by the parties in this Agreement are continuing and will not merge or be extinguished on Completion.

Effect of termination

25.4	If this Agreement is terminated lawfully in accordance with the terms of this Agreement:

(a)	the parties are released from the obligation to continue to perform this Agreement except those obligations contained in clauses 18, 20, 23, 24, and 25, and any other obligations which by their nature survive termination; and

(b)	each party retains the rights it has against any other party for any past breach of the Agreement in connection with any Claim that has arisen on or before termination, including all rights under clause 22.

Indemnities

25.5	The indemnities contained in this Agreement are:

(a)	continuing, separate and independent obligations of the parties from their other obligations, and survive the termination of this Agreement; and

(b)	absolute and unconditional and unaffected by anything which otherwise might have the effect of prejudicing, releasing, discharging or affecting the liability of the party giving the indemnity.

Invalid or unenforceable provisions

25.6	If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

Default interest

25.7	If a party fails to pay any amount payable under this Agreement on the due date for payment, that party must pay interest on the amount unpaid at the Interest Rate plus 5% per annum.

59	Asset Purchase Agreement EXECUTION VERSION

25.8	The interest payable under clause 25.7:

(a)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the Liability to pay the amount becomes merged; and

(b)	may be capitalised by the person to whom it is payable at monthly intervals

25.9	The right to payment of interest under clause 25.7 is without prejudice to any other rights a non-defaulting party may have against the defaulting party at law or in equity.

Waiver and exercise of rights

25.10	A waiver by a party of a provision or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

25.11	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

25.12	A single or partial exercise of a right by a party does not preclude another or further exercise of that right or the exercise of another right.

25.13	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

Amendment

25.14	This Agreement may be amended only by a document signed by all parties.

Counterparts

25.15	This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

Further assurances

25.16	Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

Assignment

25.17	A party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other parties.

Entire agreement

25.18	This Agreement is the entire agreement of the parties about the subject matter of this Agreement and supersedes any representations, negotiations, arrangements, understandings or agreements and all other communications.

60	Asset Purchase Agreement EXECUTION VERSION

Rights cumulative

25.19	The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

Jurisdiction

25.20	Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of Victoria, Australia; and

(b)	waives any claim or objection based on absence of jurisdiction or inconvenient forum.

Governing Law

25.21	This Agreement is governed by the laws of Victoria, Australia.

61	Asset Purchase Agreement EXECUTION VERSION

Execution

Executed as an agreement.

Signed by
Leadtec Systems Australia Pty Ltd
by a director and secretary/director:

/s/ Scott Needham	/s/ Kelvin Needham
Signature of director	Signature of secretary/director

Scott Needham	Kelvin Needham
Name of director (please print)	Name of secretary/director (please print)

Signed by
Scott Needham in the presence of:

/s/ Peter Tunjic	/s/ Scott Needham
Signature of witness	Signature of Scott Needham

Peter Tunjic
Name of witness (please print)

Signed by
Advance Barcode Solutions Pty Ltd
by a director and secretary/director:

/s/ Scott Needham	/s/ Kelvin Needham
Signature of director	Signature of secretary/director

Scott Needham	Kelvin Needham
Name of director (please print)	Name of secretary/director (please print)

62	Asset Purchase Agreement EXECUTION VERSION

Signed by
Leading Technology Group Pty Ltd
by a director and secretary/director:

/s/ Scott Needham	/s/ Kelvin Needham
Signature of director	Signature of secretary/director

Scott Needham	Kelvin Needham
Name of director (please print)	Name of secretary/director (please print)

Signed by SPS Commerce Australia Pty Ltd
by a director and secretary/director:

/s/ Archie Black	/s/ Kimberly Nelson
Signature of director	Signature of secretary/director

Archie Black	Kimberly Nelson
Name of director (please print)	Name of secretary/director (please print)

Signed by SPS Commerce, Inc
by an authorised representative in the presence of:

/s/ Boyd Johnson	/s/ Kimberly Nelson
Signature of witness	Signature of authorised representative

Boyd Johnson	Kimberly Nelson
Name of witness (please print)	Name of authorised representative (please print)

63	Asset Purchase Agreement EXECUTION VERSION